Exhibit 10.3

EXECUTION COPY

CONFIDENTIAL

EQUITY PURCHASE AGREEMENT

by and among

ALISON FOGEL and DAVID FOGEL,

as Sellers,

LIGHTHOUSE PLACEMENT SERVICES, LLC,

as the Company

and

STAFFING 360 SOLUTIONS, INC.,

as Buyer

Dated as of July 8, 2015

TABLE OF CONTENTS:

I. PURCHASE OF MEMBERSHIP INTERESTS	1

1.1. Purchase of Membership Interests	1
1.2. Purchase Price	1
1.3. Payment of Closing Purchase Price	1
1.4. Estimated Closing Statement	2
1.5. Post-Closing Purchase Price Adjustment	2
1.6. Net Working Capital	4
1.7. Minimum Buyer Common Stock Price	5

II. [RESERVED]	5

III. CLOSING	5

3.1. Closing	5
3.2. Closing Deliveries by Sellers	5
3.3. Closing Deliveries by Buyer	6

IV. REPRESENTATIONS AND WARRANTIES OF SELLERS	7

4.1. Organization and Qualification	7
4.2. Authorization and Binding Effect; Corporate Documentation	8
4.3. Title to the Purchased Interests	8
4.4. Capitalization	8
4.5. Subsidiaries	8
4.6. Non-Contravention	9
4.7. Financial Statements	9
4.8. Absence of Liabilities	9
4.9. Absence of Certain Changes	10
4.10. Title to and Sufficiency of Assets	10
4.11. Personal Property	10
4.12. Real Property	10
4.13. Intellectual Property	11
4.14. Compliance with Laws	12
4.15. Permits	13
4.16. Litigation	13
4.17. Contracts	13
4.18. Tax Matters	15
4.19. Environmental Matters	15
4.20. Employee Benefit Plans	16
4.21. Employees and Labor Matters	17
4.22. Insurance	18
4.23. Transactions with Related Persons	19
4.24. Government Contracts	19
4.25. Bank Accounts	20
4.26. Suppliers and Customers; Products	20
4.27. Investment Intent	20
4.28. Disclosure	20
4.29. No Brokers	21
4.30. No Other Representations and Warranties	21

V. REPRESENTATIONS AND WARRANTIES OF BUYER	21

5.1. Organization and Qualification	21
5.2. Authorization	21
5.3. Non-Contravention	21
5.4. The Shares	21
5.5. No Brokers	21

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5.6. Litigation	22
5.7. Investment Intent	22
5.8. Financial Capacity	22
5.9. Foreign Corrupt Practices Act	22
5.10. Solvency	22
5.11. No Other Representations and Warranties	22

VI. OTHER AGREEMENTS	22

6.1. Further Assurances	22
6.2. Confidentiality	23
6.3. Publicity	23
6.4. Litigation Support	23
6.5. Agreement Regarding Intellectual Property	23
6.6. Release and Covenant Not to Sue	24
6.7. Lock-Up	24
6.8. Piggy-Back Registration Rights	25
6.9. Tax Matters	27
6.10. Security Clearance	28
6.11. Future Operations	29

VII. INDEMNIFICATION	29

7.1. Survival	29
7.2. Indemnification by Sellers	30
7.3. Indemnification by Buyer	30
7.4. Indemnification Procedures	31
7.5. Limitations on Indemnification	32
7.6. General Indemnification Provisions	33
7.7 Timing of Payment; Right to Set-Off; Recovery of Shares	34

IX. GENERAL PROVISIONS	35

8.1. Expenses	35
8.2. Notices	35
8.3. Sellers Not Authorized to Act on Behalf of Buyer	35
8.4. Severability	36
8.5. Assignment	36
8.6. No Third-Party Beneficiaries	36
8.7. Amendment; Waiver	36
8.8. Entire Agreement	36
8.9. Remedies	37
8.10. Governing Law; Jurisdiction; Waiver of Jury Trial	37
8.11. Interpretation	37
8.12. Mutual Drafting	38
8.13. Counterparts	38
8.14. Seller Representative	38

EXHIBITS:

A	Definitions
B-1	Form of Three Year Note
B-2	Form of Two Year Note
C	Form of Non-Competition Agreement
D	Form of Employment Agreements
E	Form of Legal Opinion

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EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of July 8, 2015, by and among (i) Alison Fogel and David Fogel (together, “Sellers”), (ii) Lighthouse Placement Services, LLC, a Massachusetts limited liability company (the “Company” and together with the Sellers, the “Seller Parties”), and (iii) Staffing 360 Solutions, Inc., a Nevada corporation (“Buyer”).

RECITALS

WHEREAS, Sellers own all of the issued and outstanding membership interests of the Company;

WHEREAS, Sellers desire to sell and convey to Buyer, and Buyer desires to purchase from Sellers, all of the issued and outstanding membership interests of the Company, subject to the terms and conditions set forth herein; and

WHERAS, certain capitalized terms used herein are defined in Exhibit A.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
PURCHASE OF MEMBERSHIP INTERESTS

1.1.        Purchase of Membership Interests. At the Closing, and on the terms and subject to all of the conditions of this Agreement, Sellers will sell, transfer, assign and convey to Buyer, and Buyer will purchase and accept from Sellers, one hundred percent (100%) of the membership interests of the Company (the “Purchased Interests”), free and clear of any and all Liens. The parties hereto hereby acknowledge and agree that effective upon the Closing, Buyer shall be the sole member and Managing Member of the Company, and neither Seller shall be a member, manager or Managing Member of the Company.

1.2.        Purchase Price. In full payment for the Purchased Interests, Buyer shall pay to Sellers an aggregate purchase price (the “Purchase Price”) equal to (as each such amount is finally determined in accordance with this ARTICLE I) the product of (a) four and three-tenths (4.3), multiplied by (b) the trailing twelve (12) full fiscal month Adjusted EBITDA as of the end of the last fiscal month immediately prior to the Closing.

1.3.        Payment of Closing Purchase Price. At the Closing, Buyer shall pay the portion of the Purchase Price payable at the Closing as follows:

(a)          Buyer shall pay to Sellers, by wire transfer in immediately available funds to such account or accounts as designated by Sellers in the Estimated Closing Statement or, if mutually agreed by Buyer and Sellers, by delivery of a certified or bank cashier’s check payable to, or upon the order of, Sellers, an amount in cash equal to (i) forty percent (40%) of the Estimated Purchase Price, less (ii) any amounts paid pursuant to Section 1.3(d).

(b)          Buyer shall pay to Sellers by delivery of a number of shares of Buyer Common Stock equal in total value to ten percent (10%) of the Estimated Purchase Price, with each such share of Buyer Common Stock valued at the Buyer Common Stock Price (such shares of Buyer Common Stock, along with any additional shares of Buyer Common Stock issued after the Closing in connection with the Adjustment Amount in accordance with Section 1.5(d), and/or the exercise of a Conversion Right (as respectively defined in the Notes), the “Shares”), with such Shares subject to Sections 6.7 and 6.8 hereof.

(c)          Buyer shall deliver to the Sellers (i) an unsecured promissory note in the form of Exhibit B-1 hereto (the “Three Year Note”) with an initial principal amount equal to forty percent (40%) of the Estimated Purchase Price and (ii) an unsecured promissory note in the form of Exhibit B-2 hereto (the “Two Year Note” and together with the Three Year Note, the “Notes”) with an initial principal amount equal to ten percent (10%) of the Estimated Purchase Price.

(d)          Buyer shall make the following additional payments of the Purchase Price: (i) the amount of the outstanding Indebtedness, if any, will be paid by Buyer to the applicable creditor(s) as indicated on the Estimated Closing Statement; (ii) the amount of the unpaid Transaction Expenses, if any, will be paid by Buyer to the applicable service provider(s) as indicated on the Estimated Closing Statement; and (iii) the amount of unpaid Transaction Bonuses, if any, will be paid by Buyer to the Lighthouse Companies for distribution to the recipients thereof as indicated on the Estimated Closing Statement.

Each Seller shall receive such Seller’s pro rata share of the Purchase Price (and each form of consideration) based on the percentage of Purchased Interests owned by such Seller. The parties acknowledge that such amounts shall be subject to adjustment after the Closing based on the Adjustment Amount in accordance with Section 1.5.

1.4.        Estimated Closing Statement. Prior to the Closing, Sellers will have delivered to Buyer a certificate signed by Sellers (the “Estimated Closing Statement”) and reasonably acceptable to Buyer, setting forth Sellers’ good faith estimate (including all calculations in reasonable detail) based on the financial statements and books and records of the Lighthouse Companies of (i) the Purchase Price (the “Estimated Purchase Price”), including the calculation of the trailing twelve full fiscal month Adjusted EBITDA as of the end of the last fiscal month immediately prior to the Closing, (ii) the Net Working Capital and Closing Accounts Receivable, and attaching an estimated consolidated balance sheet of the Lighthouse Companies as of the Closing, (iii) the amount that Indebtedness will be on the Closing Date, identifying the amount owed to each creditor thereof, together with payoff letters from the Lighthouse Company’s creditors in form and substance reasonably acceptable to Buyer, (iv) the amount that Transaction Expenses will be on the Closing Date, including the amount owed to each payee thereof, and (v) the amount of the Transaction Bonuses, including the amount owed to each payee thereof. The Estimated Closing Statement shall be prepared applying the definitions of Net Working Capital and Adjusted EBITDA contained herein. The Estimated Closing Statement shall also include the wire transfer instructions for any payments to be made under Section 1.3.

1.5.        Post-Closing Purchase Price Adjustment.

(a)          As soon as practicable (but in any event, within ninety (90) days) after the Closing, Buyer will deliver to Sellers an audited consolidated income statement, balance sheet and statement of cash flows for the Lighthouse Companies for each of (i) the fiscal year ending December 31, 2014 and (ii) the twelve (12) fiscal month period ending on and as of the end of the last fiscal month immediately prior to the Closing, along with an unqualified audit opinion from an independent certified public accountant reasonably acceptable to Buyer and Sellers (the “Auditor”) (collectively, the “Audited Statements”). Each of Buyer and Sellers will, and will cause their respective Representatives to, provide the Auditor with reasonable access to the Lighthouse Companies’ books, records, personnel and property to the extent reasonably necessary to prepare the Audited Statements.

(b)          As soon as practicable (but in any event within sixty (60) days) after Buyer’s delivery of the Audited Statements, Buyer will prepare and deliver to the Seller Representative a certificate (“Buyer Closing Statement”) that sets forth Buyer’s determination (along with Buyer’s detailed calculation thereof) of (i) the Purchase Price, including the calculation of the trailing twelve full fiscal month Adjusted EBITDA as of the end of the last fiscal month immediately prior to the Closing based on the Audited Statements and (ii) the calculation of the Net Working Capital.

(c)          The Seller Representative will have forty-five (45) days after its receipt of the Buyer Closing Statement to review it. To the extent reasonably required to complete their review of the Buyer Closing Statement, the Seller Representative and its Representatives will be provided with reasonable access to the books, records and working papers of Buyer and the Lighthouse Companies used to prepare the Buyer Closing Statement, Buyer’s and the Lighthouse Companies’ finance personnel and any other information of the Lighthouse Companies that the Seller Representative reasonably requests relating to the determination of Purchase Price, and Buyer and the Lighthouse Companies shall cooperate with the Seller Representative and its Representatives in connection therewith. The Seller Representative may deliver notice to Buyer on or prior to the forty-fifth (45th) day after receipt of the Buyer Closing Statement specifying in reasonable detail all disputed items and the basis therefor. If the Seller Representative fails to deliver such notice in such forty-five (45) day period, the Seller Representative (on behalf of Sellers) will have waived its right to contest the Buyer Closing Statement. If the Seller Representative notifies Buyer of any objections to the Buyer Closing Statement in such forty-five (45) day period, the Seller Representative and Buyer will, within thirty (30) days following the date of such notice, attempt to resolve their differences and any written resolution by them as to any disputed amount will be final and binding for all purposes under this Agreement. If at the conclusion of such thirty (30) day period Buyer and the Seller Representative have not reached an agreement on any objections with respect to the Buyer Closing Statement, then upon then upon request of either Buyer or the Seller Representative, the parties will resolve the dispute by way of the Dispute Resolution Procedure.

(d)          The term “Final Statement” will mean the definitive statement agreed to by the Seller Representative and Buyer in accordance with Section 1.5(c) or the definitive statement resulting from the determination made by the Independent Expert in accordance with the Dispute Resolution Procedure, and the term “Final Statement Date” shall mean the date on which the Final Statement is determined in accordance with this Agreement. For purposes of this Agreement, the “Adjustment Amount” shall mean an amount equal to the finally determined Purchase Price as shown on the Final Statement minus the amount of the Estimated Purchase Price. If the Adjustment Amount is a positive amount, then Buyer shall pay to Sellers the Adjustment Amount as follows: (i) Buyer shall pay to Sellers within ten (10) Business Days after the Final Statement Date an amount in cash equal to forty percent (40%) of the Adjustment Amount by wire transfer in immediately available funds to such account as designated by Sellers in writing or, if mutually agreed by Buyer and Seller Representative, by delivery of a certified or bank cashier’s check payable to, or upon the order of, Sellers; (ii) Buyer shall pay to Sellers by delivering, promptly (but in any event within ten (10) Business Days) after the Final Statement Date, a number of Shares equal in total value to ten percent (10%) of the Adjustment Amount, with each such Share valued at the Buyer Common Stock Price, with such Shares subject to subject to Section 6.7 hereof; (iii) the principal amount of the Three Year Note shall increase by an amount equal to forty percent (40%) of the Adjustment Amount (increasing the Quarterly Installments (as defined in the Three Year Note) thereunder (the “Three Year Note Quarterly Installments”) as if the Three Year Note had originally been issued at such principal amount, and requiring Buyer to make a one-time adjustment to pay the difference between the Three Year Note Quarterly Installments paid prior to such date and the Three Year Note Quarterly Installments that would have been paid prior to such date using the adjusted Three Year Note Quarterly Installment after giving effect to the increase in principal amount); and (iv) the principal amount of the Two Year Note shall increase by an amount equal to ten percent (10%) of the Adjustment Amount (increasing the Quarterly Installments (as defined in the Two Year Note) thereunder (the “Two Year Note Quarterly Installments”) as if the Two Year Note had originally been issued at such principal amount, and requiring Buyer to make a one-time adjustment to pay the difference between the Two Year Note Quarterly Installments paid prior to such date and the Two Year Note Quarterly Installments that would have been paid prior to such date using the adjusted Two Year Note Quarterly Installment after giving effect to the increase in principal amount). Any payments required to be made to Sellers pursuant to the preceding clauses (iii) and (iv) shall be made at the same time and in the same manner as any payment required to be made to Sellers pursuant to the preceding clause (i). If the Adjustment Amount is a negative amount, then Sellers shall jointly and severally pay to Buyer the Adjustment Amount as follows: (i) Sellers shall pay to Buyer within ten (10) Business Days after the Final Statement Date an amount in cash equal to forty percent (40%) of the Adjustment Amount by wire transfer in immediately available funds to such account(s) as designated by Buyer in writing; (ii) Sellers shall pay by delivery to Buyer, promptly (but in any event within ten (10) Business Days) after the Final Statement Date, of a number of Shares equal in total value to ten percent (10%) of the Adjustment Amount, with each such Share valued at the Buyer Common Stock Price; (iii) the principal amount of the Three Year Note shall decrease by an amount equal to forty percent (40%) of the Adjustment Amount (decreasing the Three Year Note Quarterly Installments thereunder as if the Three Year Note had originally been issued at such principal amount, and requiring Sellers to make a one-time adjustment to pay the difference between the Three Year Note Quarterly Installments paid prior to such date and the Three Year Note Quarterly Installments that would have been paid prior to such date using the adjusted Three Year Note Quarterly Installment after giving effect to the decrease in principal amount); and (iv) the principal amount of the Two Year Note shall decrease by an amount equal to ten percent (10%) of the Adjustment Amount (decreasing the Two Year Note Quarterly Installments thereunder as if the Two Year Note had originally been issued at such principal amount, and requiring Sellers to make a one-time adjustment to pay the difference between the Two Year Note Quarterly Installments paid prior to such date and the Two Year Note Quarterly Installments that would have been paid prior to such date using the adjusted Two Year Note Quarterly Installment after giving effect to the decrease in principal amount). Any payments required to be made by Sellers pursuant to the preceding clauses (iii) and (iv) shall be made at the same time and in the same manner as any payment required to be made by Sellers pursuant to the preceding clause (i).

1.6.        Net Working Capital.

(a)          The parties agree that, in addition to the Purchase Price set forth herein, Sellers shall be entitled to receive from (or, if negative, be obligated to pay to) the Company the amount of any Net Working Capital as set forth on the Final Statement and the amount of any Closing Accounts Receivable, in each case in accordance with and subject to this Section 1.6.

(b)          From and after the Closing, so long as any Closing Accounts Receivable remains outstanding, promptly (but in any event by the end of the second (2nd) Business Day) after the end of each week, an officer of Buyer on behalf of the Company shall send a statement (as such statement may be adjusted or modified by written agreement of Seller Representative, the Company and Buyer, a “Receivables Statement”) to the Seller Representative setting forth the Closing Accounts Receivable received by the Company for the week then ended. The Seller Representative shall promptly review such Receivables Statement and promptly notify the Company and Buyer in writing of any objections to such Receivables Statement. Upon the Company receiving written notice from the Seller Representative of the Seller Representative’s approval of a Receivables Statement, the Company will promptly (but in any event within two (2) Business Days thereafter) pay the amount of the Closing Accounts Receivable set forth in such Receivables Statement to Sellers. From and after the Closing, the Company will, and Buyer will cause the Company to, use its commercially reasonable efforts to collect Closing Accounts Receivable.

(c)          Within ten (10) Business Days after the Final Statement Date, if the amount of the Net Working Capital set forth in the Final Statement is a positive amount, Buyer shall pay to Sellers the amount of Net Working Capital set forth in the Final Statement, or if the amount of the Net Working Capital set forth in the Final Statement is a negative amount, Sellers shall pay to Buyer the amount of Net Working Capital set forth in the Final Statement.

1.7.        Minimum Buyer Common Stock Price. Notwithstanding anything to the contrary contained in this Agreement to the contrary, but subject to Section 7.7 hereof, in the event that the VWAP Price on the Unrestricted Date is less than the Buyer Common Stock Price, then within thirty (30) days after the Unrestricted Date, Buyer shall pay to each Seller, by wire transfer in immediately available funds to such account as designated by Sellers in writing, for each Share (other than those issued upon exercise of a Conversion Right (as respectively defined in the Notes)) owned by such Seller immediately prior to the open of trading on the Principal Market on the Unrestricted Date an amount equal to (i) the Buyer Common Stock Price less (ii) the VWAP Price.

ARTICLE II
[RESERVED]

ARTICLE III
CLOSING

3.1.       Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place simultaneously with the execution and delivery of this Agreement at the offices of Ellenoff, Grossman & Schole LLP, 1345 Avenue of the Americas, New York, NY 10105, commencing at 10:00 am (New York City time). By mutual agreement of the parties the Closing may take place by conference call and facsimile (or other electronic transmission of signature pages) with exchange of original signatures by overnight mail. The date on which the Closing actually occurs will be referred to as the “Closing Date”. The parties agree that to the extent permitted by applicable Law and GAAP, the Closing will be deemed effective as of 11:59 p.m. (New York City time) on the Closing Date, except that for Tax purposes, to the extent permitted by applicable Law, the Closing will be deemed to have occurred and effective as of 12:01 a.m. (New York City time) on the day immediately after the Closing Date.

3.2.       Closing Deliveries by Sellers. At or prior to the Closing, Sellers will deliver or cause to be delivered to Buyer the following, each in form and substance reasonably acceptable to Buyer:

(a)          powers duly executed and in a form reasonably acceptable to Buyer necessary to transfer the Purchased Interests to Buyer on the books and records of the Company;

(b)          the books and records of the Lighthouse Companies;

(c)          the required notices, consents, Permits, waivers, authorizations, orders and other approvals listed in Schedule 3.2(c), and all such notices, consents, Permits, waivers, authorizations, orders and other approvals will be in full force and effect and not be subject to the satisfaction of any condition that has not been satisfied or waived;

(d)          release and extinguishment of all (i) Indebtedness of the Lighthouse Companies and (ii) Liens on any of the assets of the Lighthouse Companies, and documentation evidencing the same;

(e)          each Note, duly executed by Sellers;

(f)          the Non-Competition and Non-Solicitation Agreement by and between Buyer and Seller in the form attached as Exhibit C hereto (the “Non-Competition Agreement”), duly executed by Seller;

(g)          the Employment Agreements by and between each Seller and the Company, in the forms attached as Exhibit D hereto (the “Employment Agreements”), duly executed by each such Seller and the Company;

(h)          a written opinion of Sellers’ counsel, substantially in the form of Exhibit E hereto, duly executed by Sellers’ counsel;

(i)           a good standing certificate for each Lighthouse Company certified as of a date no later than thirty (30) days prior to the Closing Date from the proper state official in its jurisdiction of organization and each other jurisdiction in which such Lighthouse Company is qualified to do business as a foreign entity as of the Closing;

(j)           a certificate from a manager of the Company certifying to (A) copies of the Company’s Governing Documents as in effect as of the Closing, (B) the resolutions of the Company’s members and managers authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of each of the transactions contemplated hereby and thereby, and (C) the incumbency of the managers and/or officers authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or by which the Company is or is required to be bound;

(k)          an affidavit of non-foreign status of Seller dated as of the Closing Date in form and substance required under Section 1445 of the Code such that Buyer is exempt from withholding any portion of the Purchase Price that might otherwise be required by Section 1445 of the Code;

(l)           the Estimated Closing Statement in accordance with Section 1.4;

(m)         [RESERVED];

(n)          suitable documentation to add additional employees of Buyer or its Affiliates as signatories to the Bank Accounts of the Company set forth on Schedule 4.25, as prescribed by Buyer;

(o)          one or more CD-ROMs or alternatively portable “thumb drives,” in PC-readable format, that contain readable, working Adobe or other (i.e., Microsoft Office) portable document format files that set forth all of the documents provided in the Data Site prior to the Closing; and

(p)          evidence of the termination of each contract or arrangement set forth on Schedule 3.2(p) in each case effective at or prior to the Closing.

3.3.       Closing Deliveries by Buyer. At or prior to the Closing, Buyer will deliver or cause to be delivered to Sellers the following, each in form and substance reasonably acceptable to Sellers:

(a)          evidence of the payment of the cash portion of the Purchase Price required by Section 1.3(a) to be paid at the Closing and the payment of the other amounts required to be paid at the Closing by Section 1.3(d);

(b)          evidence reasonably satisfactory to the Seller Representative that with respect to the Shares required by Section 1.3(b) to be delivered at the Closing: (i) such Shares have been duly issued to Sellers; (ii) Sellers are reflected as the owner of such Shares on the books and record of Buyer; and (iii) such Shares are fully paid and non-assessable, and free of any liens and encumbrances except for restrictions provided for herein or under applicable federal and state securities Laws;

(c)          each Note duly executed by Buyer;

(d)          the Non-Competition Agreement duly executed by Buyer;

(e)          the Employment Agreements duly executed by the Company;

(f)          a certificate from Buyer’s secretary certifying to (A) copies of Buyer’s Governing Documents as in effect as of the Closing, (B) the resolutions of Buyer’s Board of Directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of each of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Buyer is or is required to be a party or by which the Buyer is or is required to be bound; and

(g)          Sellers shall each have been released from their personal guaranties granted to Santander Bank in connection with the Lighthouse Companies’ credit facility with Santander Bank.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the corresponding Sections or subsections of the Disclosure Schedules (which disclosure in the Disclosure Schedules shall qualify the identified Sections or subsections hereof to which such disclosure relates and any other Sections or subsections hereof to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Sections or subsections), Sellers jointly and severally represent and warrant to Buyer that the statements contained in this ARTICLE IV, and the information in the Disclosure Schedules referenced therein, are true and correct as of the Closing Date, except to the extent that a representation and warranty contained in this ARTICLE IV expressly states that such representation and warranty is current as of an earlier date and then such statements contained in this ARTICLE IV are true and correct as of such earlier date:

4.1.       Organization and Qualification. Each Lighthouse Company is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized and has full power and authority to own the assets owned by it and conduct its business as and where it is being conducted by it. Each Lighthouse Company is duly licensed or qualified to do business, and is in good standing as a foreign entity, in all jurisdictions in which its assets or the operation of its business makes such licensing or qualification necessary, all of which jurisdictions are listed on Schedule 4.1. Each Lighthouse Company has all requisite power and authority to own, lease or use, as the case may be, its properties and business. During the past five (5) years, no Lighthouse Company has been known by or used any corporate, fictitious or other name in the conduct of such Lighthouse Company’s business or in connection with the use or operation of its assets. Schedule 4.1 lists all current managers and officers of each Lighthouse Company, showing each such Person’s name and positions.

4.2.       Authorization and Binding Effect; Corporate Documentation.

(a)          Each Seller Party has full power and authority to enter into this Agreement and the Ancillary Documents to which it is or is required to be a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each Seller Party, including requisite manager and member approval of the Company. Each of this Agreement and each Ancillary Document to which a Seller Party is or is required to be a party has been duly executed and delivered by each such Seller Party and constitutes a legal, valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, except as the enforceability thereof may be limited by the Permitted Exceptions.

(b)          The copies of the Governing Documents of each Lighthouse Company, as amended to date, copies of which have heretofore been delivered to Buyer, are true, complete and correct copies of the Governing Documents of each Lighthouse Company, as amended through and in effect on the date hereof. The minute books and records of the proceedings of each Lighthouse Company, copies of which have been delivered to Buyer, are true, correct and complete in all material respects.

4.3.        Title to the Purchased Interests. Sellers own good, valid and marketable title to the Purchased Interests, free and clear of any and all Liens, and upon delivery of the Purchased Interests to Buyer on the Closing Date in accordance with this Agreement, and upon Buyer’s payment of the Purchase Price payable at the Closing in accordance with Section 1.3, the entire legal and beneficial interest in the Purchased Interests and good, valid and marketable title to the Purchased Interests, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Buyer), will pass to Buyer.

4.4.       Capitalization. Prior to giving effect to the transactions contemplated by this Agreement, Sellers are the beneficial and record owner of all of the issued and outstanding membership interests of the Company, with each Seller owning the membership interests in the Company set forth on Schedule 4.4. The Purchased Interests to be delivered by Sellers to Buyer constitutes all of the issued and outstanding equity interests of the Company. All of the issued and outstanding equity interests of the Company (i) have been duly and validly issued, (ii) are fully paid and nonassessable (to the extent applicable) and (iii) were not issued in violation of any preemptive rights or rights of first refusal or first offer. There are no issued or outstanding options, warrants or other rights to subscribe for or purchase any equity interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity securities of the Company, or preemptive rights or rights of first refusal or first offer with respect to the equity securities of the Company, nor are there any Contracts, commitments, understandings, arrangements or restrictions to which a Seller Party is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company, nor are there any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the equity securities of the Company. All of the equity securities of the Company have been granted, offered, sold and issued in compliance in all material respects with all applicable foreign, state and federal securities Laws.

4.5.       Subsidiaries. The Company does not have, and has never had, any Subsidiaries or ownership, directly or indirectly, of any securities or other interests in any other Person. The Company is not a party to any agreement relating to the formation of any joint venture, association or other Person.

4.6.        Non-Contravention. Except as set forth on Schedule 4.6, neither the execution, delivery and performance of this Agreement or any Ancillary Documents by any Seller Party, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with, any provision of the Governing Documents of a Lighthouse Company, (b) violate or conflict with any Law or Order to which any Lighthouse Company or any Seller, their respective assets or the Purchased Interests are bound or subject, (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration of any obligation or result in a loss of a material benefit under, or give rise to any obligation of any Lighthouse Company or any Seller to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any of the terms, conditions or provisions of any Contract, agreement, or other commitment to which a Seller or any Lighthouse Company is a party or by which a Seller or any Lighthouse Company Party, their respective assets or the Purchased Interests may be bound, (d) result in the imposition of a Lien (other than a Permitted Lien) on any Purchased Interests or any assets of any Lighthouse Company or (e) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or other Person.

4.7.        Financial Statements.

(a)          Attached to Schedule 4.7(a) are true and correct copies of (i) the reviewed consolidated balance sheet, income statement, statement of stockholder’s equity and statement of cash flows for the Lighthouse Companies as of and for the fiscal years ended December 31, 2014 and December 31, 2013, and (ii) the unaudited consolidated balance sheet of the Lighthouse Companies as of May 31, 2015 and the related unaudited income statement and statement of cash flows for the five (5) fiscal month period then ended (such financial statements described in clauses (i) and (ii), collectively, the “Financial Statements”).

(b)          The Financial Statements were prepared in accordance with the books and records of the Lighthouse Companies, are true, correct and complete in all material respects, and present fairly and accurately in all material respects the financial condition and results of operations of the Lighthouse Companies as of the respective dates thereof and for the periods specified therein. Except as set forth on Schedule 4.7(b), the Financial Statements have been prepared in accordance with GAAP, consistently applied throughout and among the periods indicated (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount). Each Lighthouse Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Lighthouse Company does not maintain any off-the-book accounts and that such Lighthouse Company’s assets are used only in accordance with management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Lighthouse Company and to maintain accountability for its assets, (iv) access to its assets is permitted only in accordance with management’s authorization, (v) the reporting of its assets is compared with existing assets at regular intervals and verified for actual amounts and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Lighthouse Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

4.8.       Absence of Liabilities. The Lighthouse Companies do not have any Liabilities that would be required to be reflected on a balance sheet prepared in accordance with GAAP or in the footnotes thereto except (a) Liabilities that are accrued and reflected on the balance sheet of the Lighthouse Companies as of December 31, 2014, (b) Liabilities that are listed on Schedule 4.8, (c) immaterial Liabilities that have arisen in the Ordinary Course of Business (other than liabilities for breach of any Contract or violation of any Law) since December 31, 2014 and (d) obligations to be performed after the date hereof under any Contracts which are disclosed in the Disclosure Schedules.

4.9.       Absence of Certain Changes. Except as set forth on Schedule 4.9, since December 31, 2014: (a) each Lighthouse Company has conducted its business only in the Ordinary Course of Business, and (b) there has not been any change in or development with respect to any Lighthouse Company’s business, operations, condition (financial or otherwise), results of operations, prospects, assets or Liabilities, except for changes and developments which have not had, and are not likely to have to have a Material Adverse Effect.

4.10.     Title to and Sufficiency of Assets. Except as set forth on Schedule 4.10, each Lighthouse Company has good and marketable title to all of its assets, free and clear of all Liens other than Permitted Liens. The assets (including Contracts) of each Lighthouse Company constitute all of the assets, rights and properties that are used in the operation of such Lighthouse Company’s business as it is now conducted and presently proposed to be conducted by Sellers or that are used or held by such Lighthouse Company for use in the operation of such Lighthouse Company’s business, and taken together, are adequate and sufficient for the operation of such Lighthouse Company’s business as currently conducted and as presently proposed to be conducted by Sellers. Except as set forth on Schedule 4.10, immediately following the Closing, all of the assets of each Lighthouse Company will be owned, leased or available for use by such Lighthouse Company on terms and conditions substantially identical to those under which, immediately prior to the Closing, such Lighthouse Company owns, leases, uses or holds available for use such assets.

4.11.     Personal Property. All items of Personal Property of each Lighthouse Company with a book value or fair market value of greater than Ten Thousand Dollars ($10,000) are set forth on Schedule 4.11. All such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in such Lighthouse Company’s business. Schedule 4.11 contains an accurate and complete list and description of leases in respect of the Personal Property (collectively, the “Personal Property Leases”). The Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. With respect to the Personal Property Leases, there are no existing defaults under the applicable lease by a Lighthouse Company or, to the Knowledge of the Company, any other party thereto, and no event of default on the part of a Lighthouse Company or, to the Knowledge of the Company, on the part of any other party thereto has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder. Sellers have delivered to Buyer true and correct copies of the Personal Property Leases (along with any amendments thereto).

4.12.     Real Property. Schedule 4.12 contains a complete and accurate list of all premises leased or subleased or otherwise used or occupied by any Lighthouse Company (the “Leased Premises”), and of all leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof (collectively, the “Leases”), as well as the current annual rent and term under each Lease. Sellers have provided to Buyer a true and complete copy of each of the Leases, and in the case of any oral Lease, a written summary of the material terms of such Lease. Subject to the Permitted Exceptions, the Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Lighthouse Company under any Lease. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default by any other party under any Lease, and no Lighthouse Company has received notice of any such condition. No Lighthouse Company has waived any rights under any Lease which would be in effect at or after the Closing. The Lighthouse Companies are in quiet possession of the Leased Premises. All leasehold improvements and fixtures located on the Leased Premises are (i) to the Knowledge of the Company, structurally sound with no material defects, (ii) in good operating condition and repair, subject to ordinary wear and tear, (iii) not in need of maintenance or repair except for ordinary routine maintenance and repair, (iv) in conformity in all material respects with all applicable Laws relating thereto currently in effect and (v) are located entirely on the Leased Premises. No Lighthouse Company has ever owned any real property or any interest in real property (other than the leasehold interests in the Leases).

4.13.       Intellectual Property.

(a)          Schedule 4.13(a) sets forth: (i) all U.S. and foreign registrations of Intellectual Property (and applications therefor) owned or licensed by a Lighthouse Company or otherwise used or held for use by a Lighthouse Company in which a Lighthouse Company is the owner, applicant or assignee (“Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; (ii) all material unregistered Intellectual Property owned or purported to be owned by a Lighthouse Company; and (iii) all licenses, sublicenses and other agreements or permissions (“IP Licenses”) (other than shrink wrap licenses or other similar licenses for commercial off-the-shelf software with an annual license fee of $2,000 or less (which are not required to be listed, but are “IP Licenses” as that term is used herein)), under which any Lighthouse Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation payable by such Lighthouse Company, if any. Each Lighthouse Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Lighthouse Company, and previously used or licensed by such Lighthouse Company, except for the Intellectual Property that is the subject of the IP Licenses. To the Knowledge of the Company, all Registered IP is valid, in force and in good standing, and not subject to any challenge of any kind, and owned exclusively by the applicable Lighthouse Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any other Person with respect to such Registered IP. No Lighthouse Company has licensed or sublicensed out any of its owned or licensed Intellectual Property (other than to another Lighthouse Company).

(b)          Each Lighthouse Company has a license to use all Intellectual Property that is the subject of the IP Licenses, which license, to the Knowledge of the Company, is valid and enforceable. Each Lighthouse Company has performed all obligations imposed on it in the IP Licenses, has made all payments required to date, and is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by a Lighthouse Company of the Intellectual Property that is the subject of the IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of a Lighthouse Company. No Lighthouse Company is party to any Contract that requires such Lighthouse Company to assign to any Person all of its rights in any Intellectual Property developed by a Lighthouse Company under such Contract.

(c)          No Action is pending or, to the Knowledge of the Company, threatened that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently licensed, used or held for use by any Lighthouse Company. No Lighthouse Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Lighthouse Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Lighthouse Company is a party or its otherwise bound that (i) restrict the rights of a Lighthouse Company to use, transfer, license or enforce any Intellectual Property owned by any Lighthouse Company, (ii) restrict the conduct of the business of any Lighthouse Company in order to accommodate a third person’s Intellectual Property, or (iii) grant any third person any right with respect to any Intellectual Property owned by any Lighthouse Company. No Lighthouse Company is currently infringing, misappropriating or violating, and has not in the past infringed, misappropriated or violated, any Intellectual Property of any other Person. To the Knowledge of the Company, no other Person is infringing upon, has misappropriated or is otherwise violating any Intellectual Property of any Lighthouse Company. No Person has obtained unauthorized access to third party information and data in any Lighthouse Company’s possession, nor has there been any other compromise of the security, confidentiality or integrity of such information or data. Each Lighthouse Company and its Representatives have complied with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information, as well as the privacy policies and guidelines of the Lighthouse Companies.

(d)          Each employee and independent contractor (including consultants) of each Lighthouse Company has assigned to the Lighthouse Company engaging such Person all Intellectual Property arising from the services performed for such Lighthouse Company by such Person. No current or former officers, employees or independent contractors of any Lighthouse Company have claimed any ownership interest in any Intellectual Property owned by any Lighthouse Company. To the Knowledge of the Company, there has been no violation of the any Lighthouse Company’s policies or practices related to protection of such Lighthouse Company’s Intellectual Property or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by any Lighthouse Company. With respect to third party technical data, computer software and computer software documentation licensed by any Lighthouse Company for delivery to any Governmental Authority, prime contractor, or higher tier subcontractor under any Government Contract, such Lighthouse Company has entered into Contracts with the third party licensor(s) for all Intellectual Property necessary to comply with such Lighthouse Company’s obligations under such Government Contracts with respect to data rights and other related clauses. All technical data, computer software and computer software documentation (as those terms are defined under the FAR and its supplemental regulations) developed, delivered, or used by any Lighthouse Company under or in connection with Contracts with Governmental Authorities have been properly and sufficiently marked and protected by a Lighthouse Company so that no more than the minimum rights or licenses required under applicable regulations and contract terms, if any, have been provided. All disclosures, elections, and notices required by applicable regulations and contract terms to protect ownership of inventions developed, conceived or first actually reduced to practice under Contracts with Governmental Authorities have been made and provided.

4.14.      Compliance with Laws. Each Lighthouse Company is in compliance with, and has complied, in all material respects with all Laws and Orders applicable to such Lighthouse Company, its assets, employees or business or the Purchased Interests. None of the operation, activity, conduct and transactions of any Lighthouse Company or the ownership, operation, use or possession of its assets or the employment of its employees materially conflicts with the rights of any other Person or materially violates, or with or without the giving of notice or passage of time, or both, will materially violate, conflict with or result in a material default, right to accelerate or loss of rights under, any terms or provisions of any Lien, Contract or any Law or Order to which any Lighthouse Company is a party or by which any Lighthouse Company or its assets, business or employees or the Purchased Interests may be bound or affected. No Lighthouse Company has received any written or, to the Knowledge of the Company, oral notice of any actual or alleged violation or non-compliance with applicable Laws.

4.15.      Permits. Each Lighthouse Company owns or possesses all right, title and interest in all Permits required to own its assets and conduct its business as now being conducted and as presently proposed to be conducted. All Permits of each Lighthouse Company are listed on Schedule 4.15 and are valid and in full force and effect, and the Lighthouse Companies are in compliance in all material respects with the terms and conditions of all Permits. No loss, revocation, cancellation, suspension, termination or expiration of any Permit is pending or, to the Knowledge of the Company, threatened other than expiration or termination in accordance with the terms thereof. No Lighthouse Company has received any written or, to the Knowledge of the Company, oral notice from any Governmental Authority of any actual or alleged violation or non-compliance regarding any such Permit.

4.16.      Litigation. Except as described on Schedule 4.16, there is no (a) Action of any nature pending or, to the Knowledge of the Company, threatened, nor is there any reasonable basis for any Action to be made, or (b) Order pending now or rendered by a Governmental Authority in the past seven (7) years, in either case of clauses (a) or (b), by or against any Lighthouse Company, any of their respective current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Lighthouse Company must be related to such Lighthouse Company’s business or assets or the Purchased Interests), such Lighthouse Company’s business or assets or the Purchased Interests. The items listed on Schedule 4.16, (i) are fully covered (subject to deductibles) under the insurance policies of the Lighthouse Companies and (ii) if finally determined adverse to any Lighthouse Company, will not have, either individually or in the aggregate, a Material Adverse Effect. During the past five (5) years, no Lighthouse Company’s current or former officers, senior management or directors have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.17.      Contracts.

(a)          Schedule 4.17(a) contains a complete, current and correct list of all of the following types of Contracts to which a Lighthouse Company is a party, by which any of its properties or assets are bound, or under which a Lighthouse Company otherwise has material obligations, with each such responsive Contract identified by each corresponding category (i) – (xii) below: (i) any Contract with any Top Customer or Top Supplier; (ii) any Contract or group of related Contracts which involve expenditures or receipts by a Lighthouse Company that require payments or yield receipts of more than $50,000 in any twelve (12) month period or more than $100,000 in the aggregate; (iii) any Contract with any of its officers, directors, employees, consultants or Affiliates (other than at-will employment arrangements with employees entered into the Ordinary Course of Business), including all non-competition, severance, and indemnification agreements; (iv) any agreement presently in effect for the license of any Intellectual Property involving the payment by or to a Lighthouse Company in excess of $50,000 per year; (v) any power of attorney; (vi) any partnership, joint venture, profit-sharing or similar agreement entered into with any Person; (vii) all Contracts relating to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business, equity securities or material assets or the sale of a Lighthouse Company, its business, equity securities or material assets outside of the Ordinary Course of Business; (viii) any loan agreement, agreement of indebtedness, credit, note, security agreement, guarantee, mortgage, indenture or other document relating to Indebtedness, borrowing of money or extension of credit by or to a Lighthouse Company in excess of $50,000; (ix) any material settlement agreement entered into within three (3) years prior to the date of this Agreement or under which a Lighthouse Company has outstanding obligations (other than customary obligations of confidentiality); (x) any Contract granting, licensing, sublicensing or otherwise transferring any Intellectual Property of a Lighthouse Company other than licenses of a Lighthouse Company’s Intellectual Property included in such Lighthouse Company’s form customer agreements entered into in the Ordinary Course of Business; (xi) any agreement entered into outside the Ordinary Course of Business and presently in effect, involving payment to or obligations of in excess of $50,000, not otherwise described in this Section 4.17(a); and (xii) any other Contract that is material to a Lighthouse Company and outside of the Ordinary Course of Business. All oral Contracts that are responsible to the categories listed above are identified in the Disclosure Schedules. True and correct copies of all the Contracts required to be listed in Schedule 4.17(a) (including any amendments, modifications or supplements thereto) have been provided to Buyer.

(b)          Except as set forth on Schedule 4.17(b), no Lighthouse Company is a party to or bound by any Contract containing any covenant (i) limiting in any respect the right of any Lighthouse Company or its Affiliates to engage in any line of business, to make use of any of its Intellectual Property or compete with any Person in any line of business or in any geographic region, (ii) imposing non-solicitation restrictions on any Lighthouse Company or its Affiliates, (iii) granting to the other party any exclusivity or similar provisions or rights, including any covenant by a Lighthouse Company that includes an organizational conflict of interest prohibition, restriction, representation, warranty or notice provision or any other restriction on future contracting, (iv) providing “most favored customers” or other preferential pricing terms for the services of a Lighthouse Company or its Affiliates, or (v) otherwise limiting or restricting the right of a Lighthouse Company to sell or distribute any Intellectual Property of any Lighthouse Company or to purchase or otherwise obtain any software or Intellectual Property license.

(c)          All of the Contracts required to be listed in Schedule 4.17(a) or Schedule 4.17(b), are in full force and effect, and are valid, binding, and enforceable in accordance with their terms, subject to performance by the other party or parties to such Contract, except as the enforceability thereof may be limited by the Permitted Exceptions. There exists no breach, default or violation on the part of a Lighthouse Company or, to the Knowledge of the Company, on the part of any other party to any such Contract nor has a Lighthouse Company received written or, to the Knowledge of the Company, oral notice of any breach, default or violation. No Lighthouse Company has received notice of an intention by any party to any such Contract that provides for a continuing obligation by any party thereto on the date hereof to terminate such Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business that do not adversely affect any Lighthouse Company. No Lighthouse Company has waived any rights under any such Contract. To the Knowledge of the Company, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any such Contract to declare breach, default or violation under any such Contract or to accelerate, or which does accelerate, the maturity of any Indebtedness of a Lighthouse Company under any such Contract. Except as set forth on Schedule 4.17(c), to the Knowledge of the Company, there is no reason to believe that any Contract with a customer of a Lighthouse Company will not remain in effect after the Closing through the remainder of its term or continue to generate substantially the same or more revenue after the Closing through the remainder of its term as it currently generates.

4.18.      Tax Matters. Except as set forth on Schedule 4.18: (i) each Lighthouse Company has timely filed all Tax Returns required to have been filed by it; (ii) all such Tax Returns are accurate and complete in all material respects; (iii) each Lighthouse Company has paid all Taxes owed by it which were due and payable (whether or not shown on any Tax Return); (iv) each Lighthouse Company has complied in all material respects with all applicable Laws relating to Tax; (v) no Lighthouse Company is currently the beneficiary of any extension of time within which to file any Tax Return; (vi) there is no current Action against a Lighthouse Company in writing by a Governmental Authority in a jurisdiction where such Lighthouse Company does not file Tax Returns that such Lighthouse Company is or may be subject to taxation by that jurisdiction; (vii) there are no pending or ongoing audits of a Lighthouse Company’s Tax Returns by a Governmental Authority; (viii) no Lighthouse Company has requested or received any ruling from, or signed any binding agreement with, any Governmental Authority, that would apply to any Tax periods ending after the Closing Date; (ix) there are no Liens on any of the assets of a Lighthouse Company that arose in connection with any failure (or alleged failure) to pay any Tax; (x) no unpaid Tax deficiency has been asserted in writing against or with respect to a Lighthouse Company by any Governmental Authority which Tax remains unpaid; (xi) each Lighthouse Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due; (xii) no Lighthouse Company has granted or is subject to, any waiver of the period of limitations for the assessment of Tax for any currently open taxable period; (xiii) no Lighthouse Company nor any of their respective former, current or future equity holders is required to include in income any amount for an adjustment pursuant to Section 481 of the Code or the Regulations thereunder; (xiv) no Lighthouse Company is a party to any Tax allocation or sharing agreement; (xv) there is no Contract or Benefit Plan covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Lighthouse Companies by reason of Section 280G or Section 162(m) of the Code, and no arrangement exists pursuant to which a Lighthouse Company or Buyer will be required to “gross up” or otherwise compensate any Person because of the imposition of any Tax on a payment to such Person; (xvi) no Lighthouse Company has been a beneficiary of or participated in any “reportable transaction” within the meaning of Regulations Section 1.6011-4(b)(1) that was, is, or to the Knowledge of the Company will ever be, required to be disclosed under Regulations Section 1.6011-4; (xvii) no Tax Return filed by or on behalf of a Lighthouse Company has contained a disclosure statement under Section 6662 of the Code (or any similar provision of Law), and no Tax Return has been filed by or on behalf of a Lighthouse Company with respect to which the preparer of such Tax Return advised consideration of inclusion of such a disclosure, which disclosure was not made; (xviii) no Lighthouse Company has taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date; (xix) no Lighthouse Company has a “permanent establishment” in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, or has otherwise taken steps or conducted business operations that have materially exposed, or will materially expose, it to the taxing jurisdiction of a foreign country; (xx) each Lighthouse Company is materially in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any Taxing Authority to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any material and adverse effect on such compliance; (xxi) no written power of attorney which is currently in force has been granted by or with respect to a Lighthouse Company with respect to any matter relating to Taxes; (xxii) no Seller is a “foreign person” for purposes of Section 1445 of the Code; and (xxiii) the Company has been classified as a subchapter S Corporation for U.S. federal and, where applicable, state and local income Tax purposes since January 1, 2005.

4.19.      Environmental Matters. To the Knowledge of the Company, each Lighthouse Company has complied in all respects with all applicable Environmental Laws, and no Lighthouse Company has received notice of any Actions pending or threatened against any Lighthouse Company or is assets (including the Leased Premises) relating to applicable Environmental Laws, Environmental Permits or Environmental Conditions. No Lighthouse Company has any environmental audits, environmental assessments, reports, sampling results, correspondence with Governmental Authorities or other environmental documents relating to a Lighthouse Company’s past or current properties, facilities or operation. Except for de minimis quantities of Hazardous Materials used, stored, disposed, or present in compliance with Environmental Laws on or about the Leased Premises, there are no Hazardous Materials that are being stored or are otherwise present on, under or about the Leased Premises, or, to the Knowledge of the Company, any real property formerly owned, leased or operated by a Lighthouse Company. No Lighthouse Company has disposed of, or arranged to dispose of, Hazardous Materials at a disposal facility in a manner or to a location that has resulted or will result in liability to any Lighthouse Company under or relating to Environmental Laws.

4.20.      Employee Benefit Plans.

(a)          Set forth on Schedule 4.20(a) is a true and complete list of each Benefit Plan. With respect to each Benefit Plan: (i) such Benefit Plan has been operated, administered and enforced in accordance with its terms and in compliance with, and such Benefit Plan complies with, all applicable Laws, including ERISA and the Code (including Section 409A thereof), in all material respects; (ii) to the Knowledge of the Company, no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Knowledge of the Company, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made as required under ERISA or the term of such Benefit Plan or have been fully accrued on the Financial Statements. All Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any liability to any Lighthouse Company, Buyer or any of their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

(b)          Each Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the applicable Lighthouse Company has requested a favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Knowledge of the Company, no fact or set of circumstances exists which could adversely affect the qualified status of such Benefit Plans or the exempt status of such trusts.

(c)          With respect to each Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Lighthouse Company, Sellers have provided to Buyer accurate and complete copies, if applicable, of: (i) all Benefit Plan texts and agreements and related trust agreements or annuity contracts (including any amendments, modifications or supplements thereto); (ii) all employee communications (including all summary plan descriptions and material modifications thereto); (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS; (vii) the most recent actuarial valuation; and (viii) all communications with any Governmental Authority.

(d)          No Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Lighthouse Company has incurred any Liability or otherwise has any outstanding Liability under Title IV of ERISA and, to the Knowledge of the Company, no condition presently exists that is expected to cause such Liability to be incurred. No Lighthouse Company currently maintains or contributes to, or has ever maintained or contributed to or in any way directly or indirectly had any Liability (whether contingent or otherwise) with respect to any “multiemployer plan,” within the meaning of Section 3(37) or 4001(a)(3) of ERISA. No Lighthouse Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does any Lighthouse Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA. No Lighthouse Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(e)          With respect to each Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to any current or former employee of a Lighthouse Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Except to the extent required by Section 4980B of the Code or similar state Law, no Lighthouse Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(f)          Each Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 4.20(f). Each Section 409A Plan has been administered in compliance in all material respects, and is in documentary compliance in all material respects, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. No Lighthouse Company has any obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code.

4.21.      Employees and Labor Matters.

(a)          Schedule 4.21(a) sets forth a complete and accurate list of all Corporate Employees of any Lighthouse Company as of the Closing Date showing for each as of that date (i) the employee’s name, employer, job title or description, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Lighthouse Companies)), (ii) any bonus, commission or other remuneration other than salary paid during such Lighthouse Company’s fiscal year ending December 31, 2014 and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee for the fiscal year ending December 31, 2015 as of the Closing Date. Except as set forth on Schedule 4.21(a), no employee is a party to a written employment agreement or contract with a Lighthouse Company and each is employed “at will”. Each Lighthouse Company has paid in full to all Corporate Employees all wages, salaries, commission, bonuses and other compensation due, including overtime compensation, and there are no severance payments which are or could become payable by a Lighthouse Company to any Corporate Employees under the terms of any written or, to the Knowledge of the Company, oral agreement, or commitment or any Law, custom, trade or practice. Each such Corporate Employee has entered into the applicable Lighthouse Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the employing Lighthouse Company, true and correct copies of which have been provided to Buyer.

(b)          Schedule 4.21(b) contains a list of all independent contractors (including consultants) and Staffing Employees currently engaged by any Lighthouse Company, along with the position, date of retention and rate of remuneration for each such Person. All of such independent contractors and Staffing Employees are a party to a written agreement or contract with the engaging Lighthouse Company. Each such independent contractor and Staffing Employee has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with the engaging Lighthouse Company, true and correct copies of which have been provided to Buyer. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Lighthouse Company are bona fide independent contractors and not employees of such Lighthouse Company. Each independent contractor and Staffing Employee is terminable on fewer than thirty (30) days’ notice, without any obligation of a Lighthouse Company to pay severance or a termination fee.

(c)          No Lighthouse Company is or has been a party to any collective bargaining agreement or other Contract with any group of employees or any labor organization or other Representative of any of employees of a Lighthouse Company, and to the Knowledge of the Company, there are and have been no activities or proceedings of any labor union or other party to organize or represent any employees of any Lighthouse Company. Except as set forth on Schedule 4.21(c): (i) each Lighthouse Company is and has been in compliance in all material respects with all employment Contracts and all applicable Laws and Orders respecting employment and employment practices, terms and conditions of employment and wages and hours, including any respecting employment discrimination and occupational safety and health requirements, and is not and has not been engaged in any unfair labor practice; (ii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened against or directly affecting any Lighthouse Company; (iii) no Lighthouse Company has experienced any work stoppage or other labor difficulty; (iv) no Lighthouse Company is delinquent in payments to any of their respective employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees; (v) there are no pending or, to the Knowledge of the Company, threatened unfair or discriminatory employment practice charges pending before the Equal Employment Opportunity Commission, or any comparable foreign, state or local Governmental Authority; (vi) there are no wrongful discharge claims nor any other type of Actions brought by or on behalf of any past or present employees of any Lighthouse Company pending or, to the Knowledge of the Company, threatened against a Lighthouse Company; and (vii) upon termination of the employment of any employee, no Lighthouse Company nor Buyer will by reason of anything done prior to the Closing be liable to any of said employees for vacation pay, severance pay, wrongful termination damages or any other payments (other than any applicable obligations of a Lighthouse Company to pay accrued vacation pay and accrued sick pay to its terminated employees). Each Lighthouse Company has complied in all material respects with all applicable Laws and Orders relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over for all periods under all such Laws and Orders. No Lighthouse Company has incurred any Liability under the Worker Adjustment and Retraining Notification Act of 1988, as it may be amended from time to time, or any foreign, state or local plant closing and severance laws or regulations.

4.22.      Insurance. Schedule 4.22 lists all insurance policies (by policy number, insurer, location of property insured, annual premium, premium payment dates, expiration date, type (i.e., “claims made” or an “occurrences” policy), amount and scope of coverage) held by a Lighthouse Company relating to a Lighthouse Company or the business, assets, properties, directors, officers or employees of a Lighthouse Company, copies of which have been provided to Buyer. To the Knowledge of the Company, each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect as of the Closing and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the Closing. No Lighthouse Company is in default with respect to its obligations under any insurance policy, nor has any Lighthouse Company ever been denied insurance coverage for any reason. No Lighthouse Company has any self-insurance or co-insurance programs. In the three (3) year period ending on the date hereof, no Lighthouse Company has received any written or, to the Knowledge of the Company, oral notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the Ordinary Course of Business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting material alteration of any Lighthouse Company’s assets, purchase of additional equipment or material modification of any Lighthouse Company’s methods of doing business. No Lighthouse Company has made any claim against an insurance policy as to which the insurer is denying coverage. Schedule 4.22 identifies each individual insurance claim made by a Lighthouse Company since January 1, 2010. Each Lighthouse Company has reported to its insurers all Actions and pending circumstances that would reasonably be expected to result in an Action, except where such failure to report such an Action would not be reasonably likely to be material to any Lighthouse Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim.

4.23.      Transactions with Related Persons. Except as set forth on Schedule 4.23, no Seller nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Lighthouse Company or any Affiliate of a Seller, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years has been, a party to any transaction with a Lighthouse Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of such Lighthouse Company), (b) providing for the rental of real or personal property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of such Lighthouse Company in the Ordinary Course of Business) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest. Except as set forth on Schedule 4.23, no Lighthouse Company has any outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real or personal property, or right, tangible or intangible (including Intellectual Property) which is used in a Lighthouse Company’s business. The Lighthouse Companies’ assets do not include any receivable or other obligation from a Related Person, and the Liabilities of the Lighthouse Companies do not include any payable or other obligation or commitment to any Related Person.

4.24.      Government Contracts.

(a)          No Lighthouse Company is a party to any Government Contract and no Lighthouse Company has any outstanding Government Bids.

(b)          Each Lighthouse Company has complied in all material respects with all statutory and regulatory requirements where and to the extent applicable, where and as applicable to each of the Government Contracts and Government Bids. The representations, certifications, and warranties made by each Lighthouse Company with respect to the Government Contracts or Government Bids were accurate in all respects as of their effective date, and each Lighthouse Company has complied in all material respects with all such representations, certifications and warranties. No Government Contract has been terminated for default, breach, cause or other failure to perform, and no Lighthouse Company has not received any adverse or negative past performance evaluations or ratings within the past three (3) years. Each Lighthouse Company has complied in all material respects with all terms and conditions of each Government Contract. No termination for default or convenience notice, cure notice, or show cause notice has been issued by any Governmental Authority, prime contractor or higher-tier subcontractor to a Lighthouse Company. No Lighthouse Company, nor any of its directors, officers or employees is, or for the last five (5) years has been, debarred, proposed for debarment, suspended from or otherwise declared non-responsible or ineligible for participation in the award of contracts with any Governmental Authority. Each Lighthouse Company possesses all facility and personnel security clearances and Permits necessary for the execution and performance of its obligations under the Government Contracts.

(c)          No Lighthouse Company, nor any of its directors or officers, nor, to the Knowledge of the Company, any other Representative acting on behalf of a Lighthouse Company, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and in the last six (6) fiscal years no Lighthouse Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC. No Lighthouse Company, and no Representative acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) made any other unlawful payment, or (iv) violated any applicable money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would reasonably cause a Lighthouse Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect.

4.25.      Bank Accounts. Schedule 4.25 lists the names and locations of all banks and other financial institutions with which a Lighthouse Company maintains an account (or at which an account is maintained to which a Lighthouse Company has access as to which deposits are made on behalf of a Lighthouse Company) (each, a “Bank Account”), in each case listing the type of Bank Account, the Bank Account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by a Lighthouse Company. All cash in such Bank Accounts is held on demand deposit and is not subject to any restriction or limitation as to withdrawal.

4.26.      Suppliers and Customers; Products. Schedule 4.26 lists, by dollar volume paid for each of (i) the fiscal year ended December 31, 2014 and (ii) the period from January 1, 2015 through June 30, 2015, the ten (10) largest suppliers of goods or services (the “Top Suppliers”) and the ten (10) largest customers of each Lighthouse Company (the “Top Customers”). Except as set forth on Schedule 4.26, the relationships of each Lighthouse Company with such suppliers and customers are, to the Knowledge of the Company, good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has threatened to cancel or otherwise terminate, or, to the Knowledge of the Company, intends to cancel or otherwise terminate, any relationships of such Person with a Lighthouse Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Knowledge of the Company, (A) threatened to stop, decrease or limit materially, (B) intends to modify materially its relationships with a Lighthouse Company or (C) intends to stop, decrease or limit materially its products or services to a Lighthouse Company or its usage or purchase of the products or services of a Lighthouse Company, (iii) to the Knowledge of the Company, no Top Supplier or Top Customer intends to refuse to pay any amount due to a Lighthouse Company or seek to exercise any remedy against a Lighthouse Company, (iv) no Lighthouse Company has within the past year been engaged in any material dispute with any Top Supplier or Top Customer, (v) no Top Customer has indicated that it desires or intends to effect a change in the Contract that would reduce the profit margin that a Lighthouse Company is expected to achieve in such Contract or otherwise change the material terms of such Contract or change the type of Contract by which such customer purchases good and/or services from a Lighthouse Company, and (vi) to the Knowledge of the Company, the acquisition by Buyer of the Purchased Interests and the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not affect the relationship of a Lighthouse Company with any Top Supplier or Top Customer. Each Lighthouse Company provides services and has never sold, licensed or distributed any product to any Person.

4.27.      Investment Intent. Each Seller is acquiring its portion of the Shares for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act, and the rules and regulations issued pursuant thereto. Each Seller is an “accredited investor” within the meaning of Rule 501 under the Securities Act. Each Seller understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

4.28.      Disclosure. No representations or warranties by any Seller Party in this Agreement or any Ancillary Documents contains any untrue statement of material fact or omits to state, when read in conjunction with all of the information contained in this Agreement (including the Disclosure Schedules) and the Ancillary Documents, any fact necessary in order to make the statements herein or therein not materially misleading.

4.29.      No Brokers. Except as set forth on Schedule 4.29, no Seller or Lighthouse Company, nor any of their respective Representatives on their behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

4.30.      No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement or the Ancillary Documents, the Seller Parties make no express or implied representations or warranties, and hereby disclaim any other representations and warranties, whether made orally or in writing, by or on behalf of any Seller Party by any Person.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers the following matters as of the Closing Date:

5.1.        Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or license is required, except where the failure to be so qualified or be so licensed would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which Buyer is a party (a “Buyer Material Adverse Effect”).

5.2.        Authorization. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer. This Agreement and each Ancillary Document to which Buyer is a party constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by the Permitted Exceptions.

5.3.        Non-Contravention. Neither the execution and delivery of this Agreement or any Ancillary Document by Buyer, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with or (with or without notice or the passage of time or both) constitute a breach or default under (a) any provision of the Governing Documents of Buyer, (b) any Law or Order to which Buyer or any of its business or assets are bound or subject or (c) any Contract or Permit to which Buyer is a party or by which Buyer or any of its properties may be bound or affected, other than, in the cases of clauses (a) through (c), such violations and conflicts which would not reasonably be expected to have a Buyer Material Adverse Effect.

5.4.        The Shares. When issued by Buyer to Sellers in accordance with the terms of this Agreement, assuming the accuracy of the representations and warranties of Sellers set forth in Section 4.27 hereof, the Shares will be (a) issued free and clear of all Liens except (i) those imposed by applicable securities Laws, (ii) the rights of the Buyer Indemnified Parties under this Agreement (including under ARTICLE VII and Section 1.5(d)), (iii) those incurred by Sellers or their Affiliates and (iv) as set forth in Section 6.7, and (b) validly and duly issued and fully paid and non-assessable.

5.5.        No Brokers. Neither Buyer, nor any Representative of Buyer on its behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

5.6.        Litigation. There is no Action pending or, to the Knowledge of Buyer, threatened, nor any Order of any Governmental Authority is outstanding, against or involving Buyer or any of its officers, directors, stockholders, properties, assets or businesses, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have a Buyer Material Adverse Effect.

5.7.        Investment Intent. Buyer is acquiring the Purchased Interests for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act, and the rules and regulations issued pursuant thereto. Buyer is an “accredited investor” within the meaning of Rule 501 under the Securities Act and was not organized for the specific purpose of acquiring the Purchased Interests. Buyer understands that the Purchased Interests has not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

5.8.        Financial Capacity. As of the Closing Date, Buyer has the financial capacity to perform its obligations under this Agreement and the Ancillary Documents to which it is a party or bound in accordance with their respective terms.

5.9.        Foreign Corrupt Practices Act. None of Buyer or its Subsidiaries, nor any of its or its Subsidiaries’ respective directors or officers, nor, to the Knowledge of Buyer, any other Representative acting on behalf of Buyer, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) made any other unlawful payment, or (iv) violated any applicable money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would reasonably cause Buyer or its Subsidiary to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect.

5.10.      Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the Ancillary Documents, Buyer is Solvent.

5.11.      No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement or the Ancillary Documents, Buyer make no express or implied representations or warranties, and hereby disclaim any other representations and warranties, whether made orally or in writing, by or on behalf of Buyer by any Person.

ARTICLE VI
OTHER AGREEMENTS

6.1.        Further Assurances. In the event that at any time after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other parties reasonably may request, at the sole cost and expense of the requesting party (unless otherwise specified herein or unless such requesting party is entitled to indemnification therefor under ARTICLE VII in which case, the costs and expense will be borne by the parties as set forth in ARTICLE VII). Each Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of, and Sellers will provide to Buyer, all documents, books, records (including Tax records), agreements, corporate minute books and financial data of any sort relating to the Lighthouse Companies.

6.2.        Confidentiality. After the Closing, each Seller will, and will cause its Representatives to: (a) treat and hold in strict confidence any Confidential Information, and will not use for any purpose, nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Confidential Information without Buyer’s prior written consent; (b) in the event that a Seller becomes legally compelled to disclose any Confidential Information, to provide Buyer with prompt written notice of such requirement so that Buyer or Lighthouse Company may seek a protective order or other remedy or Buyer may waive compliance with this Section 6.2; (c) in the event that such protective order or other remedy is not obtained, or Buyer waives compliance with this Section 6.2, to furnish only that portion of such Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise their commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information; and (d) to promptly furnish to Buyer any and all copies (in whatever form or medium) of all such Confidential Information and to destroy any and all additional copies of such Confidential Information and any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that Confidential Information shall not include any information which, at the time of disclosure by Seller or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement by a Seller or its Representatives.

6.3.        Publicity. No party hereto shall, and each shall cause their respective Representatives not to, disclose, make or issue, any statement or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby (including the terms, conditions, status or other facts with respect thereto) to any third parties (other than its Representatives who need to know such information in connection with carrying out or facilitating the transactions contemplated hereby) without the prior written consent of the other parties (such consent not to be unreasonably withheld, delayed or conditioned), except (i) in the case of the Company or the Sellers, as required by applicable Law after conferring with the other parties concerning the timing and content of such required disclosure, and (ii) in the case of Buyer, as may be required of Buyer or its Affiliates by applicable Law (including any SEC position) or securities listing or trading requirement.

6.4.        Litigation Support. Following the Closing, in the event that and for so long as any party is actively contesting or defending against any third party or Governmental Authority Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that existing on or prior to the Closing Date involving any Lighthouse Company, each of the other parties will (i) reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, (ii) make available its personnel at reasonable times and upon reasonable notice and (iii) provide (A) such testimony and (B) access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless such contesting or defending party is entitled to indemnification therefor under ARTICLE VII in which case, the costs and expense will be borne by the parties as set forth in ARTICLE VII).

6.5.        Agreement Regarding Intellectual Property. Each Seller has already disclosed or will disclose to each Lighthouse Company as of the Closing any and all Intellectual Property developed by such Seller on behalf of such Lighthouse Company or relating to the business of such Lighthouse Company, including Intellectual Property used in such Lighthouse Company’s business, and Intellectual Property intended for future use in such Lighthouse Company’s business, and each does hereby assign to such Lighthouse Company any and all right, title and interest that such Seller may have in and to such Intellectual Property. Each Seller represents that it has not made any assignment of, or granted any rights in any such Intellectual Property to any Person other than the applicable Lighthouse Company, and has not disclosed such Intellectual Property to any third party. Upon Buyer’s or the applicable Lighthouse Company’s request at any time, including any time after the Closing, such Seller will execute and deliver to Buyer or the applicable Lighthouse Company such other documents as Buyer or such Lighthouse Company deems necessary or desirable to vest in such Lighthouse Company the sole ownership of and exclusive worldwide rights in and to, all of such Intellectual Property. Each Seller will deliver to the applicable Lighthouse Company all copies or embodiments of such Intellectual Property in any media in such Seller’s possession at or prior to the Closing.

6.6.        Release and Covenant Not to Sue. Effective as of the Closing, each Seller hereby releases and discharges each Lighthouse Company from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Seller now has, has ever had or may hereafter have against such Lighthouse Company arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from such Lighthouse Company, whether pursuant to its Governing Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against a Lighthouse Company or its Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Seller may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document.

6.7.        Lock-Up. Except as expressly contemplated by Sections 1.5(d) and 7.7, each Seller hereby agrees not to, without the prior written consent of Buyer, during the period commencing from the Closing and ending on the earlier of (x) the one (1) year anniversary of the Closing and (y) the consummation of a liquidation, merger, share exchange or other similar transaction following the Closing that results in all of Buyer’s shareholders having the right to exchange their equity holdings in Buyer for cash, securities or other property (the first trading day immediately after such period, the “Unrestricted Date”): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares; or (iii) publicly disclose the intention to do any of the foregoing; whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of the Shares or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii), or (iii), a “Prohibited Transfer”). Each Seller further agrees to execute such agreements as may be reasonably requested by Buyer, in form and substance reasonably satisfactory to such Seller, that are consistent with the foregoing or that are necessary to give further effect thereto. If any Prohibited Transfer is made or attempted contrary to the provisions of this Section 6.7, such purported Prohibited Transfer shall be null and void ab initio, and Buyer shall refuse to recognize any such purported transferee of the Shares as one of its equity holders for any purpose. In order to enforce this Section 6.7, Buyer may impose stop-transfer instructions with respect to the Shares until the end of the restriction period described in the first sentence of this Section 6.7. The foregoing restrictions set forth in this Section 6.7 shall not apply to any of the following transfers (each, a “Permitted Transfer”): (a) transfers or other dispositions of Shares by a Seller to the other Seller; or (b) transfers or other dispositions of Shares by a Seller to an immediate family member of such Seller (other than the other Seller) or to any trust for the direct or indirect benefit of such Seller or any of such Seller’s immediate family members, and any dispositions by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary, or legatee of such Seller, provided that, (x) except upon the death or permanent incapacity of both Sellers, the transferring Seller or the other Seller continue to control the voting of any such Shares and (y) any such transferee agrees in writing with Buyer to be bound by the provisions of this Section 6.7 with respect to such Shares.

6.8.        Piggy-Back Registration Rights.

(a)          If Buyer proposes to file a registration statement under the Securities Act with respect to an offering of Buyer Common Stock or other Buyer equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, Buyer equity securities, by Buyer for its own account and/or for security holders of Buyer for their account, other than a registration statement (i) filed solely in connection with an offering of securities to directors, employees or independent contractors of Buyer pursuant to any stock incentive or other benefit plan, (ii) filed on Form S-4 or S-8 or any successor to such forms, (iii) for an exchange offer or offering of securities solely to Buyer’s existing security holders, (iv) for a dividend reinvestment plan, or (v) solely in connection with a merger, share capital exchange, asset acquisition, share purchase, reorganization, amalgamation, subsequent liquidation, or other similar business transaction that results in all of Buyer’s shareholders, including Sellers, having the right to exchange their common stock for cash, securities or other property of a non-capital raising bona fide business transaction, then Buyer shall (x) give written notice of such proposed filing to Sellers as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, of the offering, and (y) offer to each Seller in such notice the opportunity to register the sale of such number of the Shares as such Seller may request in writing within ten (10) days following receipt by such Seller of such notice (a “Piggy-Back Registration”). Buyer shall include in such registration statement such Shares that a Seller requests in writing within ten (10) days after the receipt by such Seller of any such notice to be included therein. If at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, Buyer shall determine for any reason not to register or to delay registration of such securities, Buyer may, at its election, give written notice of such determination to the Sellers, and (x) in the case of a determination not to register, shall be relieved of its obligation to register any of Shares of Sellers in connection with such registration, and (y) in the case of a determination to delay registering, shall be permitted to delay registering any of Shares of Sellers for the same period as the delay in registering such other securities. If the offering pursuant to a Piggy-Back Registration is to be an underwritten offering, then a Seller must permit the sale or other disposition of such Seller’s Shares in accordance with the intended method(s) of distribution thereof, and shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such Piggy-Back Registration and such Seller shall be responsible for any fees or commissions due to such underwriters in connection with the sale of such Seller’s Shares (“Selling Expenses”). If (x) the managing underwriter or underwriters for a Piggy-Back Registration that is to be an underwritten offering advises Buyer in writing that the dollar amount or number of securities which Buyer on behalf of itself and/or its security holders desires to sell exceeds the maximum dollar amount or maximum number of securities that can be sold in such offering without adversely affecting the proposed offering price, timing, distribution method or probability of success of such offering or (y) the SEC determines that the dollar amount or number of securities to be registered under the registration statement exceeds the maximum dollar amount or number that may be registered under such registration statement in accordance with applicable Law (including any SEC rules, regulations, policies or positions) (such maximum dollar amount or maximum number of securities, as applicable, in either of clauses (x) or (y) above, the “Maximum Number of Securities”), then Buyer shall include in any such offering only the Maximum Number of Securities allocated as follows: (A) first, the securities that Buyer desires to sell; (B) then, the number of securities required to be included in such offering, if any, by other security holders of Buyer exercising any demand registration rights that such Persons have pursuant to written contractual arrangements with Buyer; and (C) finally, the securities of Persons exercising piggy-back registration rights pursuant to written contractual arrangements with Buyer, including a Seller pursuant to this Section 6.8, pro-rata among all such security holders exercising piggy-back registration rights. A Seller may elect to withdraw such Seller’s request for inclusion of such Seller’s Shares in any Piggy-Back Registration by giving written notice to Buyer of such request to withdraw prior to the effectiveness of the registration statement. Buyer, whether based on its own determination or as the result of a withdrawal by Persons making a demand pursuant to written contractual obligations, may withdraw a registration statement at any time prior to the effectiveness of the registration statement. All expenses other than Selling Expenses incurred in connection with registrations, filings or qualifications in any registration under this Section 6.8, including all registration, filing, and qualification fees, printers’ and accounting fees and fees and disbursements of counsel for Buyer shall be borne and paid by Buyer.

(b)          Each Seller’s right to request inclusion of any of its Shares in any registration pursuant this Section 6.8 shall terminate with respect to such Shares upon the earliest to occur of: (i) such time as when such Shares can be sold under Rule 144 promulgated under the Securities Act or another similar exemption under the Securities Act; and (ii) after such time as such Shares have been registered under an effective registration statement. Further, Buyer has the right to exclude any Shares of a Seller from any registration statement to the extent that Buyer is contractually obligated to exclude such securities. In the event that the registration statement covers securities being sold by Buyer on its own behalf, Buyer or the underwriter shall have a right to require each Seller to agree to a lock-up period of up to six (6) months from the date of effectiveness of the registration statement as a condition to registering such Seller’s Shares.

(c)          In connection with any registration statement for which a Seller has elected to exercise its Piggy-Back Registration rights pursuant to this Section 6.8, such Seller agrees to (i) cooperate with Buyer in connection with the preparation of such registration statement as it pertains to such Seller or such Seller’s Shares, (ii) respond within three (3) Business Days to any written request by Buyer to provide or verify information regarding such Seller or the Shares being registered on behalf of such Seller (including the proposed manner of sale) that may be required to be included in such registration statement and related prospectus pursuant to the rules and regulations of the SEC, and (iii) provide in a timely manner information regarding the proposed distribution by such Seller of the Shares for which such Seller has exercised its Piggy-Back Registration rights and such other information as may be requested by Buyer from time to time in connection with the preparation of and for inclusion in such registration statement and related prospectus.

(d)          So long as at the time of the filing of such registration statement a Seller is not an executive officer or director of Buyer, if any Shares of such Seller are included a registration statement:

(i)          To the extent permitted by applicable Law, Buyer will indemnify and hold harmless such Seller from and against any and all loss, damage, claim or liability (joint or several) to which such Seller may become subject under the Securities Act, the Exchange Act, or other federal or state securities law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (A) any untrue statement of a material fact contained in such registration statement; (B) any omission to state in such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (C) any violation by Buyer (or any of its Representatives) of the Securities Act, the Exchange Act, any state securities Law (collectively, “Registration Damages”); and Buyer will pay to such Seller any legal or other expenses reasonably incurred by such Seller in connection with investigating or defending any claim or proceeding from which Registration Damages may result; provided, however, that the foregoing indemnity shall not apply to the extent that any such Registration Damages arise out of, result from or are based upon information provided by such Seller in such registration statement or actions or omissions made by Buyer or its Representatives in reliance upon and in conformity with information furnished by or on behalf of such Seller for use in connection with such registration statement; provided, further, that Buyer shall not be responsible to indemnify for any amounts paid in settlement of any claim or proceeding if such settlement is effected without the consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned.

(ii)         To the extent permitted by applicable Law, such Seller will indemnify and hold harmless Buyer, its Representatives (including any underwriter under the Securities Act), any other security holder of Buyer selling securities in such registration statement and any controlling person (as defined in the Securities Act) of any such Persons from and against any and all Registration Damages, in each case only to the extent that such Registration Damages arise out of, result from or are based upon information provided by such Seller in such registration statement or actions or omissions made by Buyer or its Representatives in reliance upon and in conformity with information furnished by or on behalf of such Seller for use in connection with such registration statement; and such Seller will pay to Buyer and each other aforementioned indemnified Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Registration Damages may result, as such expenses are incurred; provided, that, except in the case of Fraud Claims or willful misconduct by such Seller, such Seller shall not be responsible to indemnify for any amounts paid in settlement of any claim or proceeding if such settlement is effected without the consent of such Seller, which consent shall not be unreasonably withheld, delayed or conditioned; provided, further, that, except in the case of Fraud Claims or willful misconduct, in no event shall any indemnification obligation of a Seller under this Section 6.8(d)(ii) exceed the net proceeds from the offering and sale of Shares actually received by such Seller.

(iii)        The indemnification procedures set forth in Section 7.4 shall apply to any indemnification claim under this Section 6.8 (with any reference in Section 7.4 referring to any provision of ARTICLE VII referring to this Section 6.8 instead).

(e)          Buyer covenants that so long as Sellers continue to own any Shares, it will at no expense to Sellers (i) make and keep public information regarding Buyer available as those terms are defined in Rule 144, (ii) file in a timely manner any reports and documents required to be filed by it under the Exchange Act, (iii) furnish to Sellers forthwith upon request (A) a written statement by Buyer as to its compliance with the reporting requirements of Rule 144 and the Exchange Act, and (B) a copy of the most recent annual or quarterly report of Buyer and such other reports and documents so filed under the Exchange Act by the Buyer, and (iv) take such further action as a Seller may reasonable request, all to the extent required from time to time to enable Sellers to sell the Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144; provided, that Buyer shall not be in violation of this Section 6.8(e) if the exemptions provided by Rule 144 are not available to Sellers at any given time because Buyer has filed an extension as permitted by the SEC and applicable securities Laws for any of its reports required to be filed under the Exchange Act, so long as it files such reports within any extended period permitted by the SEC and applicable securities Laws. For purposes hereof, “Rule 144” means Rule 144 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the SEC.

6.9.        Tax Matters.

(a)          The Seller Representative will prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Lighthouse Company for all periods ending on or prior to the Closing Date which are required to be filed after the Closing Date. Any Tax Returns filed pursuant to this Section 6.9(a) must be consistent with the prior Tax Returns of the Lighthouse Companies unless otherwise required by applicable Laws. No later than twenty (20) days prior to filing, the Seller Representative will deliver to Buyer all such Tax Returns and any related work papers and will permit Buyer to review and comment on each such Tax Return and will make such revisions to such Tax Returns as are reasonably requested by Buyer. Sellers, jointly and severally, will timely pay to the appropriate Taxing Authority any Taxes of the Lighthouse Companies with respect to such periods to the extent such Taxes were not included as a liability in the calculation of Net Working Capital included in the Final Statement.

(b)          To the extent that any Tax Returns of the Lighthouse Companies relate to any Tax periods which begin on or before the Closing Date and end after the Closing Date, Buyer will prepare or cause to be prepared in a manner consistent with the prior Tax Returns of the Lighthouse Companies unless otherwise required by applicable Laws and file or cause to be filed any such Tax Returns. Buyer will permit the Seller Representative to review and comment on each such Tax Return described in the preceding sentence at least twenty (20) days prior to filing such Tax Returns and will make such revisions to such Tax Returns as are reasonably requested by the Seller Representative unless otherwise required by applicable Law.

(c)          For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes but does not end on the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date will (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction (A) the numerator of which is the number of days in the taxable period ending on the Closing Date and (B) the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date will be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with GAAP and the prior practice of the applicable Lighthouse Company unless otherwise required by applicable Law.

(d)          All Tax sharing agreements or similar agreements with respect to or involving any Lighthouse Company and any Person other than another Lighthouse Company will be terminated as of the Closing Date and, after the Closing Date, no Lighthouse Company will be bound thereby or have any Liability thereunder.

(e)          All Taxes imposed in connection with the transfer of the Purchased Interests (“Transfer Taxes”), whether such Taxes are assessed initially against Buyer, any Seller Party or any of their respective Affiliates, shall be borne and paid equally by Sellers, on the one hand, and Buyer, on the other hand.

6.10.      Security Clearance. Within thirty (30) days after the Closing, Buyer and the Company shall take any and all necessary action to prepare, complete and file any and all applications with the U.S. Government needed to be filed and submitted in order for the Company to maintain its current Secret Facility Security Clearance, and Sellers will cooperate with and assist Buyer and the Company in such efforts. Buyer and the Company shall provide to the Seller Representative copies of all applications and submissions made pursuant to the requirements of this Section 6.10, to be held by Sellers subject to the requirements of Section 6.2. Failure to submit or file such applications in such thirty (30) day period in accordance with this Section 6.10 shall be a material breach of this Agreement and shall automatically be deemed to be a Lighthouse Change of Control Transaction for purposes of each Note; provided, that, for the avoidance of doubt, the parties acknowledge that if the U.S. Government does not permit the maintenance of the Company’s current Secret Facility Security Clearance despite such timely submissions and filings and Buyer’s commercially reasonable efforts to resolve any issues raised by and satisfy any reasonable conditions imposed by the U.S. Government in connection with such submissions and filings (which reasonable conditions shall not include the resignation or removal of any director or officer of Buyer or its Subsidiaries unless otherwise agreed by Buyer), it will not be a violation of this Section 6.10 or deemed a Lighthouse Change of Control Transaction.

6.11.      Future Operations.

(a)          Subject to Section 6.11(b), after the Closing and until the later of (x) the Maturity Date (as defined in the Three Year Note), as it may be extended pursuant to Section 1 of the Three Year Note, and (y) the Maturity Date (as defined in the Two Year Note), as it may be extended pursuant to Section 1 of the Two Year Note, except as otherwise consented to by Sellers in writing: (i) Buyer and its Affiliates (other than the Company) and the Company’s board of managers (excluding, to the extent applicable, Sellers), if any, shall not cause the Company not to be, or prevent the Company from being, operated in the ordinary course of business utilizing at the minimum its historic levels of staffing, employee compensation, assets and capitalization based on its past practices and operations, (ii) Buyer and its Affiliates (other than the Company) and the Company’s board of managers (excluding, to the extent applicable, Sellers), if any, shall not cause the Company to terminate the employment of any employee of the Company (excluding Sellers) other than for cause or change their compensation and benefits such that their compensation and benefits in the aggregate would be worse to such employee than their current compensation and benefits in the aggregate (for the avoidance of doubt, this Section 6.11 shall not be deemed to guaranty employment to any employee of the Company at any time after the Closing, change their employment from being “at-will”, or otherwise restrict Buyer or the Company as jointly agreed by them from changing the compensation or benefits provided to Company employees after the Closing), (iii) Buyer and its Affiliates (other than the Company) shall not, and the Company’s board of managers (excluding, to the extent applicable, Sellers), if any, shall not cause the Company to, transfer, move, hire, exchange, lease, loan, engage, or otherwise utilize or take employees of the Company from the Company to the Buyer or of its Affiliates (other than the Lighthouse Companies) or vice versa, and (iv) the Buyer and its Affiliates (other than the Company) shall not solicit, recruit, engage, or entice any employees of the Company to leave their employment with the Company. A material breach of this Section 6.11(a) shall automatically be deemed to be a Lighthouse Change of Control Transaction for purposes of the Notes and this Agreement.

(b)          Notwithstanding the provisions of Section 6.11(a), in the event that the TFQ Gross Profit (as defined in the Three Year Note) is less than 85% of the Target Gross Profit (as defined in the Three Year Note) for each fiscal quarter of the Company during any period comprising of three (3) consecutive fiscal quarters of the Company, then upon the written election of Buyer the provisions of Section 6.11(a) shall be deemed waived by the parties for all periods from the date of such election forward.

ARTICLE VII
INDEMNIFICATION

7.1.        Survival. All representations and warranties of Sellers and Buyer contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until the eighteen (18) month anniversary of the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 4.1 (Organization and Qualification), 4.2(a) (Authorization and Binding Effect), 4.5 (Subsidiaries), 4.18 (Tax Matters), 4.20 (Employee Benefits Plans), 4.29 (No Brokers), 5.1 (Organization and Qualification), 5.2 (Authorization), 5.4 (The Shares) and 5.5 (No Brokers) shall survive until sixty (60) days after the expiration of the applicable statute of limitations, and (ii) the representations and warranties contained in Sections 4.3 (Title to the Purchased Interests) and 4.4 (Capitalization) will survive indefinitely. For purposes of this Agreement, the “Survival Date” with respect to any representation or warranty shall mean the date when such representation or warranty shall survive in accordance with this Section 7.1. If written notice of a claim for breach of any representation or warranty has been given on or before the applicable Survival Date for such representation or warranty, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements of the parties contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement), including any indemnification obligations, shall survive the Closing and continue until fully performed in accordance with their terms. For the avoidance of doubt, a claim for indemnification under any subsection of Section 7.2 other than clauses (a) or (b) thereof may be made at any time.

7.2.        Indemnification by Sellers. Except as otherwise limited by this ARTICLE VII, Sellers shall jointly and severally indemnify, defend and hold harmless Buyer and its Representatives and any assignee or successor thereof (collectively, the “Buyer Indemnified Parties”) from and against, and pay or reimburse the Buyer Indemnified Parties for, any and all losses, Actions, Orders, Liabilities, damages (including consequential damages), diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) suffered or incurred by, or imposed upon, any Buyer Indemnified Party arising in whole or in part out of or resulting directly or indirectly from: (a) any inaccuracy in or breach of any representation or warranty made by a Seller Party in this Agreement (including all schedules and exhibits hereto) or any Ancillary Document; (b) any non-fulfillment or breach of any unwaived covenant, obligation or agreement made by or on behalf of a Seller or, at or prior to the Closing, the Company contained in this Agreement (including all schedules and exhibits hereto) or any Ancillary Document; (c) any underestimation of the Transaction Expenses, the Transaction Bonuses or the amount of Indebtedness set forth in the Estimated Closing Statement; (d) any and all Liabilities for (i) Taxes in connection with or arising out of any Lighthouse Company’s assets, employees (including pursuant to Section 409A of the Code), securities, activities or business on or prior to the Closing Date (determined with respect to taxable periods that begin before and end after the Closing Date in accordance with the allocation provisions of Section 6.9(c)) in excess of the amount of Taxes reflected as a current liability in the computation of the Net Working Capital in the Final Statement or (ii) fifty percent (50%) of any Transfer Taxes; (e) any Action by Person(s) who were holders of equity securities of the Company, including stock options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of the Company, prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities; or (f) any rate or other adjustments, including any cost disallowances, which result in a Loss to any Lighthouse Company (in excess of any reserves on the Final Audited Statements) with respect to any audits of the Government Contracts conducted by the government related to (i) any period ending on or before the Closing Date and (ii) any periods beginning before but ending after the Closing Date to the extent any adjustments relate to the portion of such period on or prior to the Closing Date; provided, that Buyer will not be required to wait until all such Government Contract audits have been completed to pursue indemnification claims against Seller for Losses resulting from any breach of the representations and warranties in Section 4.24.

7.3.        Indemnification by Buyer. Except as otherwise limited by this ARTICLE VII, Buyer shall indemnify, defend and hold harmless each Seller and its Representatives and any assignee or successor thereof (collectively, the “Seller Indemnified Parties”) from and against, and pay or reimburse the Seller Indemnified Parties for, any and all Losses, suffered or incurred by, or imposed upon, any Seller Indemnified Party arising in whole or in part out of or resulting directly or indirectly from: (a) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement (including all schedules and exhibits hereto) or any Ancillary Document; (b) any non-fulfillment or breach of any unwaived covenant, obligation or agreement made by or on behalf of Buyer or, after the Closing, the Company contained in this Agreement (including all schedules and exhibits hereto) or any Ancillary Document; or (c) any and all Liabilities for fifty percent (50%) of any Transfer Taxes.

7.4.        Indemnification Procedures.

(a)          For the purposes of this Agreement, (i) the term “Indemnitee” shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 7.2 or 7.3, as the case may be, and (ii) the term “Indemnitor” shall refer to the Person having the actual or alleged obligation to indemnify pursuant to such provisions. Notwithstanding anything to the contrary contained in this Agreement, the Seller Representative will have the sole and exclusive right to act on behalf of the Seller Indemnified Parties with respect to any indemnification claims made pursuant to this ARTICLE VII, including bringing and settling any claims hereunder and receiving any notices on behalf of the Seller Indemnified Parties.

(b)          In the case of any claim for indemnification under this Agreement arising from a claim of a third party (including any Governmental Authority), an Indemnitee must give prompt written notice and, subject to the following sentence, in no case later than thirty (30) days after the Indemnitee’s receipt of notice of such claim, to the Indemnitor of any claim of which such Indemnitee has knowledge and as to which it may request indemnification hereunder. The failure to give such notice will not, however, relieve an Indemnitor of its indemnification obligations except to the extent that the Indemnitor is actually harmed thereby. The Indemnitor will have the right to defend and to direct the defense against any such claim in its name and at its expense, and with counsel selected by the Indemnitor unless: (i) the Indemnitor fails to acknowledge fully its obligations to the Indemnitee within fifteen (15) days after receiving notice of such third party claim or contests, in whole or in part, its indemnification obligations therefor; (ii) if the Indemnitee is a Buyer Indemnified Party, the applicable third party claimant is a Governmental Authority or a then-current customer of Buyer, any Lighthouse Company or any of their respective Affiliates; (iii) if the Indemnitee is a Buyer Indemnified Party, an adverse judgment with respect to the claim will establish a precedent materially adverse to the continuing business interests of Buyer, any Lighthouse Company or their respective Affiliates; (iv) there is a conflict of interest between the Indemnitee and the Indemnitor in the conduct of such defense; (v) the applicable third party alleges claims of fraud, willful misconduct or intentional misrepresentation; or (vi) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnitee. If the Indemnitor elects, and is entitled, to compromise or defend such claim, it will within fifteen (15) days (or sooner, if the nature of the claim so requires) notify the Indemnitee of its intent to do so, and the Indemnitee will, at the request and expense of the Indemnitor, cooperate in the defense of such claim. If the Indemnitor elects not to, or is not entitled under this Section 7.4(b) to, compromise or defend such claim, fails to notify the Indemnitee of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such claim. Notwithstanding anything to the contrary contained herein, the Indemnitor will have no indemnification obligations with respect to any such claim which has been or will be settled by the Indemnitee without the prior written consent of the Indemnitor (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnitee will not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor will it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnitee or where any delay in payment would cause the Indemnitee material economic loss. The Indemnitor’s right to direct the defense will include the right to compromise or enter into an agreement settling any claim by a third party; provided that no such compromise or settlement will obligate the Indemnitee to agree to any settlement that that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnitee (other than the delivery of a release for such claim and customary confidentiality obligations), except with the prior written consent of the Indemnitee (such consent to be withheld, conditioned or delayed only for a good faith reason). Notwithstanding the Indemnitor’s right to compromise or settle in accordance with the immediately preceding sentence, the Indemnitor may not settle or compromise any claim over the objection of the Indemnitee; provided, however, that consent by the Indemnitee to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The Indemnitee will have the right to participate in the defense of any claim with counsel selected by it subject to the Indemnitor’s right to direct the defense. The fees and disbursements of such counsel will be at the expense of the Indemnitee; provided, however, that, in the case of any claim which seeks injunctive or other equitable relief against the Indemnitee, the fees and disbursements of such counsel will be at the expense of the Indemnitor.

(c)          Any indemnification claim that does not arise from a third party claim must be asserted by a written notice to the Indemnitor setting forth with reasonable specificity the amount claimed and the underlying facts supporting such claim to the extent then known by the Indemnitee. The Indemnitor will have a period of thirty (30) days after receipt of such notice within which to accept or dispute such claim by providing written notice to the Indemnitee; and any disputes with respect to such claims that the parties are not mutually able to resolve within thirty (30) days after the Indemnitor has provided written notice of its dispute of such claim, shall be immediately referred to and finally resolved by arbitration in New York, New York, in accordance with the Expedited Procedures of the Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (“AAA”) in force at such time, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within three (3) Business Days) after the submission of the dispute to the AAA and reasonably acceptable to each party. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within three (3) Business Days) after his or her nomination and acceptance by the parties. The arbitrator shall decide the Expedited Dispute in accordance with the substantive law of the State of New York and otherwise in accordance with the terms of this Agreement. To the extent that the Arbitration Rules and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration proceedings shall be streamlined and efficient; time is of the essence. Each party shall submit a proposal for resolution of the dispute to the arbitrator within ten (10) Business Days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. This agreement to arbitrate shall be specifically enforceable and following the Closing shall be the sole and exclusive remedy of the Indemnitee for any indemnification claim that does not arise from a third party claim.

7.5.        Limitations on Indemnification. No Indemnitor shall be liable for an indemnification claim made under clause (a) of Section 7.2 or clause (a) of Section 7.3, as the case may be, unless and until the Losses of the Buyer Indemnified Parties, collectively, or the Seller Indemnified Parties, collectively, as applicable, exceed an aggregate amount equal to Seventy-Five Thousand U.S. Dollars ($75,000) (the “Basket”), in which case the applicable Indemnitor(s) shall be obligated to the Indemnitee(s) for the amount of all Losses of the Indemnitee(s) (including the first dollar of Losses of the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, required to reach the Basket); provided, however, that the Basket shall not apply to Fraud Claims. The Basket shall apply only to indemnification claims made under clause (a) of Section 7.2 or clause (a) of Section 7.3 and shall not affect or apply to any other indemnification claim made pursuant to this Agreement, including those asserted under any other clause of Section 7.2 or 7.3. No Indemnitor shall be liable for an indemnification claim made under clause (a) of Section 7.2 or clause (a) of Section 7.3, as the case may be: (x) for which a claim for indemnification is not asserted hereunder on or before the applicable Survival Date; or (y) to the extent Losses incurred by the Buyer Indemnified Parties in the aggregate under clause (a) of Section 7.2 or by the Seller Indemnified Parties in the aggregate under clause (a) of Section 7.3, as applicable, exceed an amount equal to One Million Five Hundred Thousand U.S. Dollars ($1,500,000) (the “Indemnification Cap”); provided, that with respect to any claims for breaches of the representations and warranties contained in Sections 4.1 (Organization and Qualification), 4.2(a) (Authorization and Binding Effect), Sections 4.3 (Title to the Purchased Interests), 4.4 (Capitalization), 4.29 (No Brokers), 5.1 (Organization and Qualification), 5.2 (Authorization), 5.4 (The Shares) and 5.10 (Solvency), the Indemnification Cap shall be equal to the amount of the Purchase Price actually paid (or deemed paid, including by offset pursuant to Section 7.7) to Sellers. Notwithstanding the foregoing, the Indemnification Cap shall not apply to Fraud Claims. The Indemnification Cap shall apply only to indemnification claims made under clause (a) of Section 7.2 or clause (a) of Section 7.3 and shall not affect or apply to any other indemnification claim made pursuant to this Agreement, including those asserted under any other clause of Section 7.2 or 7.3.

7.6.        General Indemnification Provisions.

(a)          The amount of any Losses payable by an Indemnitor to the Indemnitee shall be net of any (i) amounts actually recovered by the Indemnitee under applicable insurance policies, net of the costs of collection and any actual increase in insurance premiums for the two year period following the year in which the Loss occurs resulting from such Loss or insurance payment, (ii) Tax benefit actually realized by the Indemnitee during the Tax year in which such Losses occur arising from the incurrence or payment of any such Losses, determined on a “with and without” basis after taking into account all other items of income, gain, credit, deduction and loss, and (iii) indemnification or reimbursement payments actually recovered by the Indemnitee from unrelated third parties (for the avoidance of doubt, excluding any other Buyer Indemnified Party if the Indemnitee is a Buyer Indemnified Party or any other Seller Indemnified Party if the Indemnitee is a Seller Indemnified Party) with respect to such Losses, net of the costs of collection. In each case of clauses of (i), (ii) and (iii), the Indemnitee has a duty to use its commercially reasonable efforts to obtain any such insurance proceeds, Tax benefits and indemnification or reimbursement payments; provided, that in no event shall the Indemnitee be required to (A) make a claim against an insurer or other Person before bringing a claim for indemnification under this ARTICLE VII or (B) seek litigation or other Action in connection with any recovery of Losses from an insurer or other Person.

(b)          Any Losses under this Agreement and the Ancillary Documents shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement.

(c)          Each Indemnitee agrees to use its commercially reasonable efforts to mitigate any Losses it may incur for which it is entitled to indemnification from any Indemnitor pursuant to this Agreement.

(d)          No investigation by Buyer or its Representatives, on the one hand, or the Seller Parties or their Representatives, on the other hand, or knowledge by Buyer or its Representatives, on the one hand, or the Seller Parties or their Representatives, on the other hand, of a breach of a representation or warranty of the other set of parties shall affect such other set of parties’ representations and warranties or the recourse available to such first party or any other Indemnitee of such first party under any provision of this Agreement (including this ARTICLE VII) with respect thereto.

(e)          Except as expressly provided in this Agreement, and except for Fraud Claims, claims based on willful misconduct or any equitable remedies that a party may be entitled to, including claims seeking injunctions or specific performance, the provisions for indemnification set forth in this ARTICLE VII are the exclusive remedies of the parties hereto with respect to any claims arising out of or in connection with this Agreement, and shall be in lieu of any rights under contract, tort, equity or otherwise.

(f)          Notwithstanding anything in this Agreement to the contrary, for purposes of application of the indemnification provisions of this ARTICLE VII, the amount of any Loss arising from the breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement shall be the entire amount of any Loss actually incurred by the respective Indemnitee as a result of such breach and not just that portion of the Loss that exceeds the relevant level of materiality, if any. No Seller will have any right to seek contribution from any Lighthouse Company or Buyer with respect to all or any part of such Seller’s indemnification obligations under this ARTICLE VII. The Buyer Indemnified Parties will not be required to make any claim against the Company in respect of any representation, warranty, covenant or any other obligation of the Company to Buyer hereunder or under any Ancillary Document to which the Company is a party, and may solely seek action against Sellers. Unless otherwise required by applicable Law, all indemnification payments will constitute adjustments to the Purchase Price for all Tax purposes, and no party may take any position inconsistent with such characterization.

(g)          Notwithstanding anything to the contrary contained in this Agreement, Losses shall not include, and no party shall not be liable for, (i) any exemplary or punitive damages, or (ii) any consequential damages that are not reasonably foreseeable as a result of or arising from a party’s breach of the representations, warranties or covenants set forth in this Agreement, except, in each case, to the extent paid to a third party.

7.7.        Timing of Payment; Right to Set-Off; Recovery of Shares. Any indemnification obligation of an Indemnitor under this ARTICLE VII will be paid within three (3) Business Days after the determination of such obligation in accordance with Section 7.4. The provisions of this ARTICLE VII notwithstanding, at its sole discretion and without limiting any other rights of the Buyer Indemnified Parties under this Agreement or any Ancillary Document or at law or equity, to the extent that a Buyer Indemnified Party is determined in accordance with Section 7.4 to be entitled to indemnification hereunder, if a Seller fails or refuses to promptly indemnify such Buyer Indemnified Party as provided herein then the Buyer Indemnified Party may offset the full amount to which such Buyer Indemnified Party is entitled, in whole or in part, by reducing the amount of any payment or other obligation due to such Seller from any Buyer Indemnified Party pursuant to this Agreement or any Ancillary Document, including any amounts owed by Buyer pursuant to any outstanding indemnification claim, any Shares required to be delivered under Section 1.5(d) after the Closing (based on the value of the Shares as determined under such section), any amounts owed after the Unrestricted Date under Section 1.7, any amounts due and payable under either Note. Without limiting any of the foregoing or any other rights of the Buyer Indemnified Parties under this Agreement or any Ancillary Document or at law or equity, in the event that a Seller fails or refuses to promptly indemnify a Buyer Indemnified Party as provided herein or otherwise fails or refuses to make any payments required under any Ancillary Document, in either case, where it is established that such Seller is obligated to provide such indemnification or to make such payment, the applicable Buyer Indemnified Party shall, in its sole discretion, be entitled to claim a portion of the Shares then owned by such Seller up to an amount equal in value (based on (a) the Buyer Common Stock Price, if occurring prior to the Unrestricted Date, and (b) the VWAP Price, if occurring on or after the Unrestricted Date) to the amount owed by such Seller. In the event that such Seller fails to promptly transfer any such Shares pursuant to this Section 7.7 or fails to transfer any Shares as required by Section 1.5(d), Buyer shall be and hereby is authorized as the attorney-in-fact for such Seller to transfer such Shares to the proper recipient thereof as required by this Section 7.7 or Section 1.5(d), as applicable, and may transfer such Shares and cancel the stock certificates for such Shares on its books and records and issue new stock certificates to such transferee and may instruct its agents and any exchanges on which shares of Buyer Common Stock are listed or traded to do the same.

ARTICLE VIII
GENERAL PROVISIONS

8.1.        Expenses Except as otherwise expressly set forth elsewhere in this Agreement, Buyer will bear its own legal and other fees and expenses incurred in connection with its negotiating, executing and performing this Agreement, including any related broker’s or finder’s fees, and the Seller Parties will bear their respective legal and other fees and expenses incurred in connection with their negotiating, executing and performing this Agreement, including any related broker’s or finder’s fees, for periods on or before the Closing Date. Sellers agree that the fees and expenses of the Seller Parties for periods on or before the Closing Date will be paid by Sellers or on behalf of Sellers in accordance with Section 1.3(d). Sellers will bear their own legal and other fees and expenses incurred in connection with this Agreement after the Closing, including any costs and expenses incurred by the Seller Representative on their behalf, subject to the provisions of this Agreement.

8.2.        Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by email (with affirmative confirmation of receipt, and provided, that the party providing notice shall within two (2) Business Days provide notice by another method under this Section 8.2) or (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

If to the Seller Representative, either Seller or, prior to the Closing, the Company, to: Alison Fogel +++++++++ +++++++++ ++++++++++++ ++++++++++++

with a copy (which will not constitute notice) to:

Riemer & Braunstein LLP

Seven Times Square, Suite 2506

New York, New York 10036

Attn: Ronald N. Braunstein, Esq.

Telephone No: (212) 789-3131

Email: rbraunstein@riemerlaw.com

If to Buyer or, after the Closing, the Company, to:

Staffing 360 Solutions, Inc.
641 Lexington Avenue, Suite 1526
New York, New York 10022
Attention: Matthew Briand
Telephone No.: (203) 268-8624 (ext. 5600)
Email: matt@staffing360solutions.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attention: Barry Grossman, Esq.

Telephone No.: (212) 370-1300

Email: bigrossman@egsllp.com

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

8.3.        Sellers Not Authorized to Act on Behalf of Buyer. In the event that a Seller becomes a director, officer, employee or other authorized agent of Buyer or its Affiliates (including, after the Closing, any Lighthouse Company), such Seller shall have no authority, express or implied, to act or make any determination on behalf of Buyer or its Affiliates in connection with this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby and thereby or any dispute or Action with respect thereto.

8.4.        Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable. The parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

8.5.        Assignment. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto, and any attempted assignment in violation of this Section 8.5 will be null and void ab initio; provided, however, that after the Closing, Buyer and the Company may assign its rights and benefits hereunder (i) to any Affiliate of Buyer or the Company, as applicable (provided, that Buyer or the Company, as applicable, shall remain primarily responsible for its obligations hereunder and the assignee expressly assumes the obligations of Buyer or the Company, as applicable, hereunder), (ii) to any Person acquiring all or substantially all of the assets of Buyer and its Subsidiaries taken as a whole or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole or a majority of the outstanding equity securities of Buyer or the Company (whether by stock purchase, merger, consolidation or otherwise); provided, that the assignee expressly assumes the obligations of Buyer or the Company, as applicable, hereunder, or (iii) as security to any Person providing debt financing to Buyer for the transactions contemplated hereby. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of each party hereto. Notwithstanding the foregoing, the parties acknowledge that any replacement Seller Representative shall automatically become a party to this Agreement in place of the replaced Seller Representative upon his or her appointment and acceptance in accordance with Section 8.14 hereof.

8.6.        No Third-Party Beneficiaries. Except for the indemnification rights of the Buyer Indemnified Parties and the Seller Indemnified Parties set forth herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder.

8.7.        Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto. Notwithstanding anything to the contrary contained herein: (a) the failure of any party at any time to require performance by the other of any provision of this Agreement will not affect such party’s right thereafter to enforce the same; (b) no waiver by any party of any default by any other party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver will be taken or held to be a waiver by such party of any other preceding or subsequent default; and (c) no extension of time granted by any party for the performance of any obligation or act by any other party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.

8.8.        Entire Agreement. This Agreement (including the Exhibits and Schedules hereto, which are hereby incorporated herein by reference and deemed part of this Agreement), together with the Ancillary Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

8.9.        Remedies. Except as specifically set forth in this Agreement, any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such party may have been granted at any time under any other contract or agreement and all of the rights which such party may have under any applicable Law. Except as specifically set forth in this Agreement, any such party will be entitled to (a) enforce such rights specifically, without posting a bond or other security or proving damages or that monetary damages would be inadequate, (b) to recover damages by reason of a breach of any provision of this Agreement and (c) to exercise all other rights granted by applicable Law. The exercise of any remedy by a party will not preclude the exercise of any other remedy by such party.

8.10.      Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to its choice of law principles). Subject to Sections 1.5(c) and 7.4(c), for purposes of any Action arising out of or in connection with this Agreement, the Ancillary Documents or any transaction contemplated hereby or thereby, each of the parties hereto (a) irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located within New York County, State of New York (or any court in which appeal from such courts may be taken), (b) agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 8.2 shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 8.10, and (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of such court, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the Ancillary Document, as applicable, or the subject matter hereof or thereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Action. The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based hereon, or arising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party in connection with such agreements.

8.11.      Interpretation. The table of contents and the headings and subheadings of this Agreement are for reference and convenience purposes only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement. In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or”; (viii) reference to any statute includes any rules and regulations promulgated thereunder; (ix) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and (x) except as otherwise indicated, all references in this Agreement to the words “Section,” “Schedule” and “Exhibit” are intended to refer to Sections, Schedules and Exhibits to this Agreement. To the extent that any Contract, document, certificate or instrument is represented or warranted to by a Seller Party to be given, delivered, provided or made available by any Seller Party, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Buyer, such Contract, document, certificate or instrument shall have been posted to the Data Site, and Buyer and its Representatives shall have been given access to the electronic folders containing such information through the Closing.

8.12.      Mutual Drafting. The parties acknowledge and agree that: (a) this Agreement and the Ancillary Documents are the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (b) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any, Exhibits and Schedules attached hereto) and the Ancillary Documents and have contributed to their revision, (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement or the Ancillary Documents and (d) neither the drafting history nor the negotiating history of this Agreement or the Ancillary Documents may be used or referred to in connection with the construction or interpretation thereof.

8.13.      Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned and/or emailed copy of this Agreement or any Ancillary Document or any signature page to this Agreement or any Ancillary Document, shall have the same validity and enforceability as an originally signed copy.

8.14.      Seller Representative.

(a)          By the execution and delivery of this Agreement, each Seller hereby irrevocably constitutes and appoints Alison Fogel (in such capacity, the “Seller Representative”) as the true and lawful agent and attorney-in-fact of such Seller with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Seller under the terms and provisions of this Agreement and the Ancillary Documents, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Seller, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement or any of the Ancillary Documents, including: (i) agree upon or compromise any matter related to the calculation of any adjustments to the purchase price under this Agreement; (ii) direct the distribution of the Purchase Price among Sellers, including any payments under either Note; (iii) act for Sellers with respect to all indemnification matters referred to in this Agreement, including the right to compromise on behalf of Sellers any indemnification claim made by or against Sellers, if any; (iv) act for Sellers with respect to all post-Closing matters; (v) terminate, amend or waive any provision of this Agreement; provided, that any such action, if material to the rights and obligations of Sellers in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Sellers unless otherwise agreed by each Seller who is subject to any disparate treatment of a potentially adverse nature; (vi) employ and obtain the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in his or her sole discretion, deems necessary or advisable in the performance of his or her duties as the Seller Representative and to rely on their advice and counsel; (vii) incur and pay expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (viii) receive all or any portion of the Purchase Price and to distribute the same to Sellers pro rata in proportion to their ownership interests; (ix) sign any releases or other documents with respect to and dispute or remedy arising under this Agreement or the Ancillary Documents; and (x) do or refrain from doing any further act or deed on behalf of Sellers which the Seller Representative deems necessary or appropriate in his or her sole discretion relating to the subject matter of this Agreement as fully and completely as any Seller could do if personally present and acting. The Seller Representative hereby accepts his or her appointment and authorization as the Seller Representative under this Agreement.

(b)          The appointment of the Seller Representative will be deemed coupled with an interest and will be irrevocable, and any other Person, including Buyer, the Company and any other Buyer Indemnified Parties may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of Sellers hereunder or any Ancillary Document to which they are a party. Each Buyer Indemnified Party shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) the settlement of any claims for indemnification by a Buyer Indemnified Party pursuant to ARTICLE VII hereof, (ii) any payment instructions provided by the Seller Representative or (iii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Seller Indemnified Party shall have any cause of action against any Buyer Indemnified Party for any action taken by a Buyer Indemnified Party in reliance upon the instructions or decisions of the Seller Representative. No Buyer Indemnified Party shall have any liability to Sellers for any allocation or distribution among Sellers by the Seller Representative of payments made to or at the direction of the Seller Representative.

(c)          The Seller Representative will act for Sellers on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of Sellers, but the Seller Representative will not be responsible to Sellers for any loss or damage that any Seller may suffer by reason of the performance by the Seller Representative of such Seller Representative’s duties under this Agreement, other than loss or damage arising from fraud, gross negligence or willful misconduct in the performance of the Seller Representative’s duties under this Agreement. Sellers do hereby jointly and severally agree to indemnify and hold the Seller Representative harmless from and against any and all Losses reasonably incurred or suffered as a result of the performance of the Seller Representative’s duties under this Agreement, except for any such liability arising out of the fraud, gross negligence or willful misconduct of the Seller Representative. The Seller Representative will not be entitled to any fee, commission or other compensation for the performance of his or her services hereunder, but will be entitled to the payment from Sellers of all his or her expenses incurred as the Seller Representative.

(d)          If the Seller Representative shall die, become disabled, resign or otherwise be unable to fulfill his or her responsibilities as agent of Sellers, then Sellers shall, within ten (10) days after such death or disability, appoint a successor agent and, promptly thereafter (but in any event within two (2) Business Days after such appointment), shall notify Buyer in writing of the identity of such successor. Any such successor shall be appointed by the written consent of Sellers, and any successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

(e)          All notices or other communications required to be made or delivered by Buyer to a Seller shall be made to the Seller Representative for the benefit of such Seller, and any notices so made shall discharge in full all notice requirements of Buyer to such Seller with respect thereto. All notices or other communications required to be made or delivered by a Seller shall be made by the Seller Representative (except for a notice under Section 8.14(d) of the replacement of the Seller Representative).

[Remainder of Page Intentionally Left Blank; Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Sellers:

/s/ Alison Fogel
Alison Fogel

/s/ David Fogel
David Fogel

The Company:

LIGHTHOUSE PLACEMENT SERVICES, LLC

By:	/s/ Alison Fogel
Name: Alison Fogel
Title: Managing Member

Buyer:

STAFFING 360 SOLUTIONS, INC.

By:	/s/ Matthew Briand
Name: Matthew Briand
Title: Chief Executive Officer

[Signature Page to Equity Purchase Agreement]

Exhibit A
Definitions

1.            Certain Defined Terms. As used in the Agreement, the following terms shall have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Adjusted EBITDA” means with respect to any designated period of time, the earnings before interest, income Taxes, depreciation and amortization of the Lighthouse Companies, on a consolidated basis, for such period, as adjusted by and calculated in accordance with the methodology set forth on Schedule A-1 attached hereto.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations under the Securities Exchange Act of 1934, as amended.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Notes, the Non-Competition Agreement, the Employment Agreements and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

“Benefit Plan” means any deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, in any case, existing as of the Closing or at any time prior thereto, established, or to which contributions have been made at any time, by any Lighthouse Company, or any predecessor thereof, or under which any employee, former employee, director, agent or independent contractor of any Lighthouse Company, any Seller or any Affiliate thereof or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York City, New York.

“Buyer Common Stock” means shares of the common stock, par value $0.0001 per share, of Buyer (and, after the Closing, any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock).

“Buyer Common Stock Price” means an amount equal to One U.S. Dollar ($1.00) per share; provided, that in the event that after the Closing any equity securities are issued or issuable by Buyer (or its successor) or special dividends or distributions are made with respect to shares of Buyer Common Stock (whether by way of any equity dividend, equity split or reverse equity split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporation reorganization), the Buyer Common Stock Price thereafter will be equitably adjusted for any such events are reasonably determined in good faith by Buyer.

A-1

“Closing Accounts Receivable” means any trade accounts receivable of the Company as of the Closing, as determined in accordance with GAAP and immediately prior to the consummation of the transactions contemplated by this Agreement (but for the avoidance of doubt, excluding any unbilled time for Staffing Employees and independent contractors (including consultants)).

“Closing Current Assets” means the current assets of the Lighthouse Companies as of the Closing, as determined in accordance with GAAP and immediately prior to the consummation of the transactions contemplated by this Agreement; provided, however, that, notwithstanding the foregoing, “Closing Current Assets” will: (i) exclude any Closing Accounts Receivable and (ii) include unbilled time for Staffing Employees and independent contractors (including consultants).

“Closing Current Liabilities” means the current liabilities of the Lighthouse Companies as of the Closing, as determined in accordance with GAAP and immediately prior to the consummation of the transactions contemplated by this Agreement; provided, however, that, notwithstanding the foregoing, whether or not the following is consistent with GAAP, “Closing Current Liabilities” will: (i) exclude any Indebtedness, Transaction Expenses and the amount for Transaction Bonuses paid pursuant to Section 1.3(d), and (ii) include (A) all liabilities for accrued or deferred Taxes, (B) all balance sheet reserves required under GAAP (applied in a manner consistent with prior practices of the Lighthouse Companies), including reserves for unearned revenue) and (C) all liabilities for expenses related to unbilled time for Staffing Employees and independent contractors (including consultants) to the extent such unbilled time is included in Closing Current Assets.

“Code” means the Internal Revenue Code of 1986 and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Confidential Information” means any information concerning the business and affairs of a Lighthouse Company that is not generally available to the public, including know-how, trade secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods and marketing plans or strategies, and any information disclosed to a Lighthouse Company by third parties to the extent that a Lighthouse Company has an obligation of confidentiality in connection therewith.

“Contract” means any contract, agreement, binding arrangement, commitment or understanding, bond, note, indenture, mortgage, debt instrument, license (or any other contract, agreement or binding arrangement concerning Intellectual Property), franchise, lease or other instrument or obligation of any kind, written or oral (including any amendments or other modifications thereto).

“Contract Loss” means the total direct and indirect costs incurred by the Lighthouse Companies under a Government Contract exceed the total amount of payments that have been and will be received by the Lighthouse Companies under such Government Contract.

“Corporate Employee” means any employee of a Lighthouse Company that performs services for a Lighthouse Company and is not staffed to customers of a Lighthouse Company to perform services for such customers.

A-2

“Copyrights” means all works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Data Site” means the on-line data site maintained by or on behalf of the Seller Parties to provide information for Buyer and its Representatives in contemplation of this Agreement and the transactions contemplated hereby.

“Disclosure Schedules” means the disclosure schedules to this Agreement dated as of the date hereof and forming a part of this Agreement.

“Dispute Resolution Notice Date” means the date that Buyer or the Seller Representative receives notice from the other party that such other party has elected to resolve a dispute under Section 1.5 using the Dispute Resolution Procedure.

“Dispute Resolution Procedure” means the procedure pursuant to which matters disputed under Section 1.5 may be referred by either Buyer or the Seller Representative to the Independent Expert for determination. Each of the Seller Representative and Buyer agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by (i) Buyer in the proportion that the aggregate dollar amount of the disputed items submitted to the Independent Expert by Buyer that are unsuccessfully disputed by Buyer (as finally determined by the Independent Expert) bears to the aggregate dollar amount of disputed items submitted by Buyer and the Seller Representative, and (ii) Sellers in the proportion that the aggregate dollar amount of the disputed items submitted to the Independent Expert by the Seller Representative that are unsuccessfully disputed by the Seller Representative (as finally determined by the Independent Expert) bears to the aggregate dollar amount of disputed items submitted by Buyer and the Seller Representative. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Independent Expert will be borne by the party incurring such cost and expense. The Independent Expert will determine only those issues still in dispute as of the Dispute Resolution Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by Buyer and the Seller Representative to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by Buyer or the Seller Representative in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Seller Representative and Buyer will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such party will be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Dispute Resolution Procedure, and may not assign a value to any item greater than the greatest value for such item claimed by Buyer or the Seller Representative or less than the smallest value for such item claimed by Buyer or the Seller Representative. It is the intent of the parties hereto that the process set forth in this definition of “Dispute Resolution Procedure” and the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Seller Representative and Buyer will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to Buyer and the Seller Representative and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

A-3

“Environmental Condition” means any contamination or damage to the environment caused by or relating to the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials by any Person. With respect to claims by employees or other third parties, Environmental Condition also includes the exposure of Persons to amounts of Hazardous Materials.

“Environmental Laws” means all Laws relating to pollution or protection of the environment, natural resources and health, safety and fire prevention, including those relating to emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material.

“Environmental Permits” means all permits, approvals, agreements, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any successor statute thereto, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FAR” means the Federal Acquisition Regulation and any agency supplement thereto.

“Fraud Claims” means claims based in whole or in part on actual fraud or intentional or willful misrepresentation of material facts which constitute common law fraud under applicable Laws

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governing Documents” means, with respect to any entity, its certificate of incorporation, certificate of formation or similar charter document and its bylaws, operating agreement or similar governing document.

“Government Bid” means any bid, offer, proposal, or quotation made or submitted by a Lighthouse Company prior to the Closing which, if accepted or selected for award, would result in a Government Contract.

“Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture agreement, basic ordering agreement, blanket purchase agreement, pricing agreement, letter contract or other similar arrangement of any kind, between a Lighthouse Company, on the one hand, and (a) any Governmental Authority or (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor where the Lighthouse Company is recognized as an approved subcontractor by such Governmental Authority, on the other hand.

A-4

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body. The term “Governmental Authority” includes any Person acting on behalf of a Governmental Authority.

“Hazardous Material” means (a) all substances, materials, chemicals, compounds, pollutants or wastes regulated by, under or pursuant to any Environmental Laws, including the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., the Clean Water Act, 33 U.S.C. §§1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, Title III of Public Law 99-499, the Safe Drinking Water Act, and any and all foreign (whether national, provincial or local), state or local counterparts thereto or other similar foreign (whether national, provincial or local), state or local laws and orders, including any and all rules and regulations promulgated thereunder, or any common law theory based on nuisance, negligence, product liability, trespass, ultrahazardous activity or strict liability; and (b) asbestos, petroleum, any fraction or product of crude oil or petroleum, radioactive materials and polychlorinated biphenyls.

“Indebtedness” means, without duplication, (a) the outstanding principal of, and accrued and unpaid interest on, all bank or other third party indebtedness for borrowed money of any Lighthouse Company, including indebtedness under any bank credit agreement and any other related agreements and all obligations of any Lighthouse Company evidenced by notes, debentures, bonds or other similar instruments for the payment of which any Lighthouse Company is responsible or liable, (b) all obligations of any Lighthouse Company for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (c) all obligations of any Lighthouse Company issued or assumed for deferred purchase price payments, (d) all obligations of any Lighthouse Company under leases required to be capitalized in accordance with GAAP, (e) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by any Lighthouse Company, whether periodically or upon the happening of a contingency, (f) all obligations of any Lighthouse Company secured by a Lien (other than a Permitted Lien) on any asset of a Lighthouse Company, whether or not such obligation is assumed by a Lighthouse Company, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by any Lighthouse Company or which any Lighthouse Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Independent Expert” means a mutually acceptable independent (i.e., no prior material business relationship with any party for the prior two (2) years) accounting firm recognized nationally or in the New York City tri-state region or the greater Boston region (which appointment will be made no later than ten (10) days after the Dispute Resolution Notice Date); provided, that if the Independent Expert does not accept its appointment or if Buyer and the Seller Representative cannot agree on the Independent Expert, in either case within twenty (20) days after the Dispute Resolution Notice Date, either Buyer or the Seller Representative may require, by written notice to the other, that the Independent Expert be selected by the New York City Regional Office of the American Arbitration Association in accordance with the procedures of the American Arbitration Association. The parties agree that the Independent Expert will be deemed to be independent even though a party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in Section 1.5.

A-5

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: (a) Patents; (b) Trademarks; (c) Copyrights; (d) Trade Secrets; (e) all domain name and domain name registrations, web sites and web pages and related rights, registrations, items and documentation related thereto; (f) Software; (g) rights of publicity and privacy, and moral rights, and (h) all licenses, sublicenses, permissions, and other agreements related to the preceding property.

“IRS” means the U.S. Internal Revenue Service or any successor entity.

“Knowledge” means: (i) with respect to the Company, the actual present knowledge of a particular matter by either Seller or any executive officer or director of the Company or any of its Subsidiaries, and the knowledge that any such Person would reasonably be expected to have if diligently performing their duties on behalf of the Lighthouse Companies; (ii) with respect to any Seller shall mean the actual present knowledge of a particular matter by such Seller; and (iii) with respect to Buyer, the actual present knowledge of a particular matter by any of the directors or executive officers of Buyer, without independent inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Permit or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any Law, Action, Order or Contract.

“Lien” means any interest (including any security interest), pledge, mortgage, lien, encumbrance, charge, claim or other right of third parties, including any spousal interests (community or otherwise), whether created by law or in equity, including any such restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Lighthouse Change of Control Transaction” means the consummation of any of the following: (i) a merger, consolidation, corporation reorganization or other business combination of the Company where upon consummation of the transaction, Buyer and its Affiliates will collectively hold less than a majority of the voting power of the Company’s outstanding equity interests; (ii) the sale or transfer (excluding a Lien) of all or substantially all of the assets of the Lighthouse Companies, taken as a whole, in one transaction or a series of related transactions (other than to Buyer or an Affiliate of Buyer); or (iii) the sale or transfer (excluding a Lien) of a majority of the voting power of the Company’s outstanding capital stock in one transaction or a series of related transactions (other than to an Affiliate of Buyer), notwithstanding that any of the transactions described in the preceding clauses (i), (ii) and (iii) may be permitted pursuant to Section 8.5.

“Lighthouse Company” means any of the Company or its Subsidiaries.

A-6

“Material Adverse Effect” means, with respect to any Seller Party, any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, prospects, assets, Liabilities, condition (financial or otherwise), operations, licenses or other franchises or results of operations of any Lighthouse Company, or materially diminish the value of the Purchased Interests or (b) does or would reasonably be expected to materially impair or delay the ability of a Seller Party to perform their respective obligations under this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby; provided, however, that with respect to the Lighthouse Companies, a Material Adverse Effect will not include any adverse effect or change resulting from any change, circumstance or effect relating to (A) the economy in general, (B) securities markets, regulatory or political conditions in the United States (including terrorism or the escalation of any war, whether declared or undeclared or other hostilities), (C) changes in applicable Laws or GAAP or the application or interpretation thereof, (D) with respect to each Lighthouse Company, the industries in which such Lighthouse Company primarily operates and not specifically relating to such Lighthouse Company or (E) a natural disaster (provided, that in the cases of clauses (A) through (E), the applicable Lighthouse Company is not disproportionately affected by such event as compared to other similar companies and businesses in similar industries and geographic regions as such Lighthouse Company).

“Net Working Capital” means an amount equal to the difference (whether positive or negative) of the Closing Current Assets, minus the Closing Current Liabilities.

“Order” means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award that is or has been made, entered, rendered or otherwise put into effect by, with or under the authority of any Governmental Authority.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person if (a) such action is recurring in nature, is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person; (b) such action is not required to be authorized by the equity holders of such Person, the board of directors (or equivalent) of such Person or any committee of the board of directors (or equivalent) of such Person and does not require any other special authorization of any nature; and (c) such action is taken in accordance with sound and prudent business practice. Unless the context or language herein requires otherwise, each reference to Ordinary Course of Business will be deemed to be a reference to Ordinary Course of Business of a Lighthouse Company.

“Patents” means all patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permit” means any federal, state, local, foreign or other third-party permit, grant, easement, consent, approval, authorization, exemption, license, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration or qualification that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or other Person.

“Permitted Exceptions” means bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

“Permitted Liens” means any (a) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by Law in the Ordinary Course of Business for sums not yet due and payable; and (b) Liens for current taxes not yet due and payable.

A-7

“Person” shall include any individual, trust, firm, corporation, limited liability company, partnership, Governmental Authority or other entity or association, whether acting in an individual, fiduciary or any other capacity.

“Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, and other tangible personal property which are owned, used or leased by any Lighthouse Company and used or useful, or intended for use, in the conduct or operations of a Lighthouse Company’s business.

“Principal Market” means the principal securities exchange or securities market (including an over-the-counter bulletin board) on which Buyer Common Stock is listed or quoted for trading at the applicable time of determination.

“Representative” means, as to any Person, such Person’s Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all computer software, including all source code, object code, and documentation related thereto and all software modules, assemblers, applets, compilers, flow charts or diagrams, tools and databases.

“Solvent” means, with respect to any Person, that such Person (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its liabilities (including contingent obligations), and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

“Staffing Employee” means any employee of a Lighthouse Company that is staffed by a Lighthouse Company to its customers to perform services for such customers.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. Unless the context otherwise requires, any reference to a Subsidiary in this Agreement will mean a Subsidiary of the Company.

A-8

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, natural resources, customs duties, capital stock, franchise, profits, withholding, social security (or similar), payroll, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including such item for which Liability arises from the application of Treasury Regulation 1.1502-6, as a transferee or successor-in-interest, by contract or otherwise, and any Liability assumed or arising as a result of being, having been, or ceasing to be a member of any Affiliated Group (as defined in Section 1504(a) of the Code) (or being included or required to be included in any Tax Return relating thereto) or as a result of any Tax indemnity, Tax sharing, Tax allocation or similar Contract.

“Tax Return” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with a Taxing Authority in connection with any Tax, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by a Taxing Authority in connection with any Tax.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Trademarks” means all trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate/company names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Transaction Bonuses” means the aggregate of all amounts payable as a result of the change in control of the Company or as a result of the sale of the Purchased Interests or other similar provisions contained in any agreements binding upon a Lighthouse Company, including all bonuses and severance payments, retention obligations for retention agreements entered into in contemplation of a potential change of control of the Company or the sale of the Purchased Interests, termination payments to consultants or independent contractors and any settlement of any such bonus or severance payment obligations, obligations related to terminated equity options, or obligations related to terminated equity appreciation, phantom equity, profit participation and/or similar rights entered into by any Lighthouse Company at or prior to the Closing, and including any Lighthouse Company’s share of any withholding Taxes on such amounts.

“Transaction Expenses” means all fees, commissions, costs and expenses incurred by or on behalf of any Seller or the Company in connection with the negotiation, execution or performance of this Agreement or the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby (or incurred in connection with the transactions hereunder or thereunder) including any of the foregoing payable to legal counsel, accountants, investment bankers, financial advisors, brokers, finders, or consultants.

A-9

“VWAP Price” means, as of any date, the volume-weighted average price of Buyer Common Stock on the Principal Market for the ninety (90) day period ending on the last trading day prior to such date. The VWAP Price will be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

2.            Other Defined Terms. The following capitalized terms, as used in the Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
AAA	7.4(c)
Adjustment Amount	1.5(d)
Agreement	Preamble
Arbitration Rules	7.4(c)
Audited Statements	1.5(a)
Auditor	1.5(a)
Bank Account	4.25
Basket	7.5
Buyer	Preamble
Buyer Closing Statement	1.5(b)
Buyer Indemnified Parties	7.2
Buyer Material Adverse Effect	5.1
Closing	3.1
Closing Date	3.1
Company	Preamble
Employment Agreements	3.2(g)
Estimated Closing Statement	1.4
Estimated Purchase Price	1.4
Final Statement	1.5(d)
Final Statement Date	1.5(d)
Financial Statements	4.7
Indemnification Cap	7.5
Indemnitee	7.4(a)
Indemnitor	7.4(a)
IP Licenses	4.13(a)
Leased Premises	4.12
Leases	4.12
Loss	7.2
Maximum Number of Securities	6.8(a)
Non-Competition Agreement	3.2(f)
Term	Section
Notes	1.3(c)
Permitted Transfer	6.7
Personal Property Leases	4.11
Piggy-Back Registration	6.8(a)
Prohibited Transfer	6.7
Purchase Price	1.2
Purchased Interests	1.1
Receivables Statement	1.6(b)
Registered IP	4.13(a)
Registration Damages	6.8(a)
Related Person	4.23
Rule 144	6.8(e)
Section 409A Plan	4.20(f)
Seller Indemnified Parties	7.3
Seller Parties	Preamble
Seller Representative	8.14(a)
Sellers	Preamble
Selling Expenses	6.8(a)
Shares	1.3(b)
Survival Date	7.1
Three Year Note	1.3(c)
Three Year Note Quarterly Installments	1.5(d)
Top Customers	4.26
Top Suppliers	4.26
Transfer Taxes	6.9(e)
Two Year Note	1.3(c)
Two Year Note Quarterly Installments	1.5(d)
Unrestricted Date	6.7

A-10